Exhibit 10.8

DATED                 JANUARY 19, 2018

NEW CONNECT INVESTMENTS LIMITED

AND

ORCHARD THERAPEUTICS LIMITED

LEASE OF 2nd and 3rd FLOOR, 108 CANNON STREET, LONDON

Lewis Silkin LLP

5 Chancery Lane

Clifford’s Inn

London EC4A 1BL

(Ref: EMH8296/112671.14)

CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	DEMISE TERM RENT AND RENT PAYMENT DATES	9
3	TENANT’S COVENANTS REFERRING TO SCHEDULE 3	10
4	LANDLORD’S COVENANTS REFERRING TO SCHEDULE 4	10
5	PROVISOS REFERRING TO SCHEDULE 5	10
6	INCORPORATION OF SCHEDULES 6, 7, 8 AND 9	10
7	IMPLIED RIGHTS OF ENFORCEMENT BY THIRD PARTIES EXCLUDED	10
8	TENANT’S OPTION TO DETERMINE	10

LAND REGISTRY PRESCRIBED CLAUSES

LR1 Date of lease	19 January 2018

LR2 Title number(s)	LR2.1 Landlord’s title number(s) LN38304 LR2.2 Other title numbers None

LR3 Parties to this lease

Landlord

New Connect Investments Limited, a company incorporated in the British Virgin Islands with company number 1920596 and whose registered office is at PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands whose address for service in England and Wales is care of Nan Fung UK Properties Limited (company registration number 09543279) whose registered office is at 3rd Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB (whose correspondence address is at The Pavilion, 96 Kensington High Street, London W8 4SG)

Tenant

ORCHARD THERAPEUTICS LIMITED a company incorporated in England and Wales (registered number 09759506) whose registered office is at Birchin Court, 20 Birchin Lane, London, England EC3V 9DU

Other parties None

LR4 Property	In the case of a conflict between this Clause and the remainder of this Lease then for the purposes of registration this Clause shall prevail. The Premises as defined in Schedule 1

LR5 Prescribed statements etc	LR5.1 Not applicable LR5.2 Not applicable

LR6 Term for which the Property is leased	The Term is as follows: Five years from and including 8 January 2018 and expiring on 7 January 2023

LR7 Premium	None

LR8 Prohibitions or restrictions on disposing of this lease	The lease contains a provision that prohibits or restricts dispositions

LR9 Rights of acquisition etc

LR9.1 Tenant’s contractual rights to renew this lease to acquire the reversion or another lease of the Property or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11 Easements	LR11.1 Easements granted by this lease for the benefit of the Property The rights and matters set out in Schedule 1 Part 2 LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property The rights and matter set out in Schedule 1 Part 3

LR12 Estate rentcharge burdening the Property	None

LR13 Application for standard form of restriction	None

LR14 Declaration of trust where there is more than one person comprising the Tenant	Not applicable

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Lease:

“1954 Act”

means the Landlord and Tenant Act 1954;

“Authorised Guarantee Agreement”

means an agreement as defined in s.16 of the Landlord and Tenant (Covenants) Act 1995 in a form to be determined by the Landlord acting reasonably;

“Base Rate Interest”

means Interest at an annual rate equal to the base rate of HSBC Bank plc (or if that rate ceases to be published such other comparable rate of interest as the Landlord shall reasonably specify) from time to time;

“Break Date”

means 8 January 2022;

“Building”

means the building known as 108 and 108a Cannon Street and 3 and 4 Laurence Pountney Lane registered at the Land Registry under title number LN38304 including landlord’s fixtures and fittings and any areas owned by the Landlord and used and enjoyed with it and any extensions or additions to it;

“Category A Specification”

means the specification annexed to this Lease in Schedule 9;

“CDM Regulations”

means the Construction (Design and Management) Regulations 2015 as amended supplemented or replaced from time to time;

“Commercial Rent Arrears Recovery”

means the procedure by which a landlord can recover rent arrears due under a commercial lease from a tenant pursuant to the Tribunals, Courts and Enforcement Act 2007 (as amended, varied, supplemented or re-enacted from time to time);

“Common Media”

means Conducting Media serving the Building but not exclusively serving any Lettable Area;

“Common Parts”

means all parts of the Building available for general use from time to time in common with the Landlord and the lawful occupiers of the Building;

“Conducting Media”

means pipes, wires, cables, sewers, drains, watercourses, trunking, ducts, flues, gutters, gullies, channels, conduits, and other media but not including any service risers or any other airspace through which the media run;

“CRC Participant”

means the Landlord, any participant from time to time responsible for compliance with the Energy Scheme in respect of the Building and any Group Undertaking of the Landlord or that participant where “Participant” and “Group Undertaking” have the meanings given to them in the CRC Energy Efficiency Scheme Order 2013;

“Dispute”

means any dispute or difference which may arise between the Landlord and the Tenant concerning:

(a)	the amount or duration of the rent to be abated pursuant to paragraph 3.1 or 5.2(a) of Schedule 6; and

(b)	any dispute arising as a result of a failure to resolve any issue under paragraph 3.6 of Schedule 7, Part 1;

“Dispute Resolution Procedure”

means the procedure for the resolution of any Dispute as set out in paragraph 15 of Schedule 5;

“Electronic Communications Apparatus”

means “electronic communications apparatus” as defined in schedule 2 to the Telecommunications Act 1984 as amended by the Communications Act 2003;

“Encumbrances”

means the matters contained or referred to in the documents identified in Schedule 2;

“Energy Costs”

means the aggregate of:

(a)	the anticipated or actual costs and charges incurred by or on behalf of any CRC Participant in purchasing carbon allowances in relation to the Energy Scheme; and

(b)	the management costs relating to the implementation of, participation in and operation of the Energy Scheme incurred by or on behalf of any CRC Participant;

“Energy Scheme”

means the Carbon Reduction Commitment Energy Efficiency Scheme administered in accordance with the CRC Energy Efficiency Scheme Order 2013 or any later order or any similar scheme amending or replacing it;

“Environment”

means all or any of the following media, namely air (including air within building or other natural or manmade structures whether above or below ground), water (including groundwater and water in pipe and sewerage systems) and land;

“Environmental Rating”

means any rating generated from time to time by the Environmental Rating System in respect of the Premises and/or the Building;

“Environmental Rating System”

means any rating system for the Premises/Building mandated by legislation for the purposes of measuring the environmental efficiency and/or performance of the Premises/Building including but not limited to the systems used for EPCs and BREEAM;

“EPC”

means an Energy Performance Certificate and Recommendation Report as defined in the Energy Performance of Buildings (England and Wales) Regulations 2012 as amended or updated from time to time;

“Excluded Plant”

means the plant and machinery and Conducting Media comprised in the central heating and hot water system air-conditioning and ventilation system serving:

(a)	the Premises in common with other parts of the Building; and/or

(b)

exclusively serving the Premises but connected to a system serving other parts of the Building including any items installed by the Tenant or anyone claiming title to the Premises through or under the Tenant;

“Existing EPC”

means a copy of the EPC for the Building reference no 9851-3078-03620400-4105;

“Expert”

means a chartered surveyor having not less than ten years’ experience;

“Group Company”

means any company which is a member of the same group of companies as the Landlord or the Tenant (as the case may be) within the meaning of section 42(1) of the 1954 Act;

“Guarantor”

means any person who from time to time provides a guarantee and indemnity under the terms of this Lease excluding a guarantor under an Authorised Guarantee Agreement;

“Hazardous Materials”

means any substance whether in solid, liquid or gaseous form, which is capable of causing harm to human health or to the Environment whether on its own or in combination with any other substance;

“Higher Rate Interest”

means four per cent above Base Rate Interest;

“Insolvency Event”

means:

(a)	in relation to a company

(i)	the taking of any step in connection with any voluntary arrangement or other compromise, scheme or arrangement for the benefit of any creditors of the company;

(ii)	the making of an administration order in relation to the company;

(iii)	the appointment of an administrator in relation to the company;

(iv)	the appointment of a receiver or an administrative receiver in relation to any property or income of the company;

(v)	the making of a winding up order in respect of the company;

(vi)	a resolution passed to voluntarily wind up the company (other than a resolution to wind up the company for the purpose of amalgamation or reconstruction of a solvent company);

(vii)	the striking off of the company from the register of companies or the company otherwise ceasing to exist,

and these provisions shall apply mutatis mutandis in relation to a Partnership or Limited Partnership or Limited Liability Partnership (as defined in the Partnership Act 1890, the Limited Partnerships Act 1907 and the Limited Liability Partnerships Act 2000 respectively) except where the context requires otherwise and where relevant with the same modifications as referred to in the Insolvent Partnerships Order 1994 and the Limited Liability Partnerships Regulations 2001;

(b)	in relation to an individual:

(i)	the taking of any step in connection with any voluntary arrangement or other compromise, scheme or arrangement for the benefit of any creditors of the individual;

(ii)	the making of a bankruptcy order against the individual;

(iii)	the appointment of a trustee in bankruptcy in relation to the individual;

(c)

where a person is incorporated or resident in a jurisdiction outside England and Wales, any event or circumstance that occurs which under the laws of that jurisdiction has an analogous or equivalent effect to any of the events in paragraphs (a) and (b) of this definition;

“Insured Risks”

means fire lightning explosion aircraft and articles dropped from them riot civil commotion malicious damage storm tempest flood earthquake bursting or overflowing of water tanks apparatus and pipes impact by any vehicle subsidence landslip ground heave terrorism and such other risks as the Landlord may reasonably consider necessary to insure, subject in all cases to any excesses, limitations and exclusions imposed by the insurers;

“Interest”

means interest calculated on a day-to-day basis (as well before as after judgment);

“Landlord”

means the party named as such in Clause LR3 and includes the reversioner for the time being immediately expectant on the Term;

“Landlord’s Costs”

has the meaning given to it in Schedule 7, Part 1 paragraph 1.3;

“Landlord’s Regulations”

means the reasonable regulations made by the Landlord from time to time and notified to the Tenant having regard to good estate management and the safety, precaution, maintenance, management and general amenity of the Building (including the reasonable regulations relating to the Roof Garden Terrace, the bike racks, lockers and Plant Area) save that in the event of any conflict between such regulations and the terms of this Lease, the terms of this Lease will prevail;

“Landlord’s Surveyor”

means a surveyor or member of a firm of surveyors who shall be a member of the Royal Institution of Chartered Surveyors or suitably experienced and such surveyor may be a person employed by the Landlord or a company which is a Group Company;

“Lease”

means this Lease and includes:

(a)	a licence or consent granted pursuant to;

(b)	any variation of; and

(c)	any deed or instrument made supplemental to this Lease;

“Lettable Areas”

means the area within the Building which is designated for and capable of exclusive beneficial occupation;

“Main Structure”

means the exterior and main structure of the Building including the foundations roofs windows load-bearing walls load-bearing columns ceilings and floors (but excluding any raised floors suspended ceilings all internal cladding plasterwork and decoration (save where internal to any Common Parts) and all floor screeding and finishes);

“Management Premises”

means all administrative security and control offices and centres and stores (if any) maintained by the Landlord for managing the Building and providing the Services and any accommodation for a caretaker housekeeper porter or facilities manager employed for purposes connected with the Building;

“Net Internal Area”

means net internal floor area measured in accordance with Definition 3 of the RICS Code of Measuring Practice (6th edition November 2007);

“Outgoings”

means all existing and future rates, taxes, charges, assessments, impositions, levies, contributions and outgoings at any time payable, charged or assessed on property or the owner or occupier of property in relation to the Building or the Premises or the owner or occupiers of them whether on a one-off, periodic or irregular basis and whether or not in the nature of capital or income payments but excluding any income or corporation tax imposed on the Landlord in respect of the grant of this Lease, the receipt of rents reserved by this Lease or any dealing or disposition by the Landlord of its interest in the Premises;

“Permitted Part”

means a part of the Premises consisting of any whole floor of the Premises;

“Permitted Use”

means use as high class offices within Class B1(a) of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as in force at the date of this deed;

“Planning Acts”

means the Town and Country Planning Act 1990 and any other statutes, regulations and orders relating to town and country planning in force from time to time;

“Plans”

means any of the plans in this Lease;

“Plant Area”

means an area on the roof of the Building designated from time to time by the Landlord;

“Premises”

means the premises described in Schedule 1 Part 1;

“Reception Hours”

the hours between 8:00 am and 5:00 pm on Mondays to Fridays other than on public holidays provided that this will not limit the Tenant access to the Building and/or the Premises and the Tenant will have access 24 hours a day all year;

“Rent”

means the sums payable by the Tenant to the Landlord in accordance with clause 2;

“Rent Days”

means 25 March, 24 June, 29 September and 25 December in each year and the relevant Rent Day shall be construed accordingly;

“Rent Commencement Date”

means the Term Commencement Date;

“Roof Garden Terrace”

means that part of the eighth floor of the Building known as the roof terrace;

“Service Charge”

has the meaning given to it in Schedule 7, Part 1 paragraph 1.2;

“Services”

has the meaning given to it in Schedule 7, Part 1 paragraph 1.4;

“Tenant”

means the party named as such in Clause LR3 and includes the successors in title and assigns of the Tenant;

“Term”

means the term as set out in Clause LR6;

“Term Commencement Date”

means the first day of the Term;

“Trigger Event”

means any of the following:

(a)	the disclaimer of this Lease by the Crown or by a liquidator or trustee in bankruptcy of the Tenant;

(b)	the Tenant is struck off the register of companies or otherwise ceases to exist;

(c)	the forfeiture of this Lease by the Landlord;

((a), (b) and (c) together being “Termination Trigger Events”);

(d)	the appointment of an administrator in respect of the Tenant;

(e)	the proposal by the Tenant or any of its creditors for the Tenant to enter into any voluntary arrangement, scheme of arrangement or other arrangement with its creditors;

((d) and (e) together being “Other Trigger Events”);

“Uninsured Risk”

means an Insured Risk against which insurance is not or ceases to be obtainable for such risks on normal commercial terms in the London insurance market at reasonable commercial rates generally available in the London insurance market for a property of this type size and location or excluded from being so by reason of withdrawal of cover by the insurer and which is not otherwise available to be insured on the London insurance market;

“VAT”

means value added tax and any other tax of a similar nature; and

“Wireless Data Services”

means the provision of wireless data, voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network, mobile network or telecommunications system that involves a wireless or mobile device.

1.2	Where two or more persons are included in any expression the liability under any covenant or other obligation on their part shall be joint and several.

1.3	Any words or expressions importing the singular number include the plural number and vice versa and words importing gender include any other gender.

1.4

Unless otherwise specified any reference to an act of parliament includes a reference to that act as amended or replaced whether before or after the date of this Lease and to subordinate legislation or bylaws or regulations made under it and any general reference to statute or legislation includes subordinate legislation bylaws and regulations.

1.5	“liability” includes (where the context allows) claims demands proceedings damages losses costs and expenses.

1.6	Interest payable under this Lease is payable from and including the due date (which where appropriate will be the date of expenditure) until but excluding the date of payment.

1.7	Any reference to the end of the Term means the end or earlier termination of this Lease for whatever reason.

1.8	Where the Tenant is placed under a restriction by this Lease it includes an obligation not to permit or allow the restriction to be infringed by any person under the Tenant’s control.

1.9	Reference to consent or approval not being unreasonably withheld also means it must not be unreasonably delayed.

1.10

Any consent or approval (where necessary) must be obtained before the act or event to which it applies is carried out or done and will be effective only if in the reasonable form the party giving it properly requires.

1.11	The Landlord’s rights to enter under this Lease are exercisable also by its employees agents and workpeople and any others authorised by it.

1.12	The Tenant’s rights to enter under this Lease are exercisable also by its employees agents and workpeople and any others authorised by it.

1.13	References to “sustainable” and “sustainability” shall:

(a)	include the sourcing specification performance recycling and suitability for purpose of any materials processes or methodology; and

(b)	the question of whether something is sustainable is to be judged at the time the issue arises and not at the date of this Lease.

1.14	Reference to “adjoining premises” means any land or buildings adjoining or nearby the Premises and the Building, whether or not owned by the Landlord.

1.15	“includes”, “including” and similar words are used without limitation or qualification to the subject matter of the relevant provision.

1.16	If any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Lease will be unaffected.

2	DEMISE TERM RENT AND RENT PAYMENT DATES

The Landlord lets the Premises with full title guarantee to the Tenant:

(a)	with the rights set out in Schedule 1 Part 2;

(b)	except and reserved to the Landlord the rights set out in Schedule 1 Part 3;

(c)	for the Term;

(d)	subject to the Encumbrances,

the Tenant paying during the Term:

(a)

the yearly rent of £308,000 from the Rent Commencement Date until the expiry of twelve months and 34 days from the Rent Commencement Date, and £616,000 thereafter (being £306,310.50 in respect of the third floor and £309,689.50 in respect of the second floor per annum) by equal quarterly payments in advance on the Rent Days, the first payment to be calculated from the Rent Commencement Date to the day before the next quarter day (both dates inclusive) and to be made on the Rent Commencement Date PROVIDED THAT if this Lease is not determined in accordance with clause 8 the yearly rent from the day after the Break Date until the expiry of six months from the day after the Break Date will be £308,000 per annum;

(b)	as additional rent the Service Charge the first payment being in respect of the period from and including the Term Commencement Date;

(c)	within 10 working days of written demand as additional rent the sums specified in Schedule 6 the first payment to be made in respect of the period from and including the Term Commencement Date;

(d)	as additional rent (and subject to receipt of a valid VAT invoice) any VAT which may be properly chargeable in respect of any rent payable under this Lease; and

(e)	as additional rent any Interest and other sums payable under this Lease as rent under and at the times set out in this Lease.

3	TENANT’S COVENANTS REFERRING TO SCHEDULE 3

The Tenant covenants with the Landlord to observe and perform the covenants and stipulations in Schedule 3.

4	LANDLORD’S COVENANTS REFERRING TO SCHEDULE 4

The Landlord covenants with the Tenant to observe and perform the covenants and stipulations in Schedule 4.

5	PROVISOS REFERRING TO SCHEDULE 5

It is agreed and declared as stated in Schedule 5.

6	INCORPORATION OF SCHEDULES 6, 7, 8 AND 9

The provisions in Schedule 6, Schedule 7, Schedule 8 and Schedule 9 are incorporated.

7	IMPLIED RIGHTS OF ENFORCEMENT BY THIRD PARTIES EXCLUDED

7.1

Unless the right of enforcement is expressly granted it is not intended that a third party should have the right to enforce a provision of this Lease under the Contracts (Rights of Third Parties) Act 1999.

7.2	The parties may terminate or vary this Lease without the consent of a third party to whom an express right to enforce any of its terms has been provided.

8	TENANT’S OPTION TO DETERMINE

8.1

The Tenant can determine this Lease on the Break Date by giving to the Landlord not less than nine months’ prior written notice and provided that the Tenant complies with the conditions set out in clause 8.2 below (the “Break Conditions”).

8.2	The Break Conditions are that the Tenant shall:

(a)

up until the Break Date have paid the yearly rent and Service Charge reserved by this Lease for the period up to and including the Break Date provided that such Service Charge has been demanded in writing at least 14 days prior to the Break Date;

(b)	give up vacant possession of the Premises on the Break Date; and

(c)

not have granted any sublease, licence to occupy or tenancy at will or any other occupation interests whatsoever in relation to the Premises or any part thereof which shall continue to subsist after the Break Date, but the Tenant shall not be in breach of this clause 8.2 if on the Break Date there remain any Tenant fixtures, fittings or chattels of an inconsequential nature provided that the Landlord shall have the right to remove the same immediately on determination of the Lease at the sole cost of the Tenant.

8.3

On the expiry of such notice the Term will end but without affecting the rights or remedies of either party against the other in respect of any previous breach of any of the covenants or conditions in this Lease.

8.4

The Landlord shall refund to the Tenant any yearly rent and Service Charge paid pursuant to clause 8.2(a) paid in advance by the Tenant in respect of any period after the Break Date within 14 days of the Break Date.

8.5	Time is of the essence as to all the dates and periods referred to in this clause 8.

Executed and delivered as a deed on (but not before) the date of this document.

SCHEDULE 1

Premises rights and exceptions

Part 1

The Premises

All those Premises on the second and third floors of the Building shown edged red on Plan 1 and Plan 2.

1.	The Premises include:

(a)	all internal walls floors and ceilings (including any raised floors suspended ceilings and the voids below and above them and all light fittings);

(b)	all internal cladding plasterwork and decoration and all floor screeding and finishes;

(c)	all doors door frames equipment fitments and any glass in the doors;

(d)	all internal windows and other lights and the frames glass equipment and fitments relating to such windows and lights;

(e)	all Conducting Media within and exclusively serving the Premises except where they form part of the Excluded Plant or Common Media;

(f)	all Landlord’s fixtures and fittings (except where they form part of the Common Media or the Excluded Plant) including but without limitation the following:

(i)	electrical services for power lighting and telecommunications;

(ii)	drainage and water services;

(iii)	gas services;

(iv)	fire protection including sprinkler systems (if any);

(v)	distribution trunking ducting and conduits for electrical telephone and other communication services; and

(vi)	carpets;

(g)	all improvements and additions made to the Premises; and

(h)	all tenant’s fixtures.

2.	The Premises do not include:

(a)	the Main Structure but subject to paragraphs 1(c) and 1(d) of this Part 1 of this Schedule 1;

(b)	the airspace within any service risers that run through the Premises; and

(c)	the Excluded Plant.

Part 2

Rights granted

1.	The right in common with all others having similar rights from time to time:

(a)

of unlimited access and passage to and from the Premises along and through the common accessways leading to and the common entrance staircases and passages of the Building and by means of the lifts in it;

(b)	of free passage of services from and to the Premises through the Common Media;

(c)	of support and protection from the Building and the Common Parts;

(d)

to use any bicycle parking, showers, lockers and changing area facilities within the basement (or such other part of the Building as may be designated by the Landlord) of the Building designated by the Landlord for use by the tenants of the Building and lavatories in the Building. Any showers and bicycle parking shall be available to use on a first come first served basis. Any lockers shall be designated by the Landlord on a pro rata (per square foot) basis;

(e)

at the cost of the Tenant in relation to such use (such proper and reasonable cost to be determined by the Landlord acting reasonably) an exclusive right to use the Roof Garden Terrace on not more than three occasions during each year of the Term (or such increased number as may reasonably be approved by the Landlord such approval not to be unreasonably withheld or delayed) on a “first come first served basis” out of Reception Hours subject to providing the Landlord with not less than 21 days’ written notice and provided that exclusive use of the Roof Garden Terrace has not already been reserved by another tenant of the Building or by the Landlord on such date together with a non-exclusive right to use (at no cost to the Tenant other than those covered under the Service Charge) the Roof Garden Terrace on other occasions during the Reception Hours and (where it is not being exclusively used by another tenant in the Building) out of Reception Hours and in accordance with the Landlord’s Regulations regarding the Roof Garden Terrace, together with rights to access the same along and through common accessways, entrances, staircases and passages of the Building heading to the Roof Garden Terrace;

(f)

to display the name of the Tenant (and any undertenant) on the Landlord’s indicator board in the entrance lobby in the Building in the Landlord’s house style and (subject to a maximum of one line for each floor of the Building) and outside the rear entrance to the Premises in a form reasonably approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

(g)

to use a fair proportion of the riser space allocated to tenants for their use within the Building that the Landlord has reasonably designated for the purpose of installing and running new Conducting Media exclusively serving the Premises,

PROVIDED THAT the rights at paragraphs (d) and (e) above may be suspended or withdrawn for such little time as reasonably necessary for the Landlord to carry out repairs or alteration to the Building.

2.

Subject to the Tenant complying with paragraphs 17.1(b), 17.1(c) and 17.1(d) of Schedule 3, the right to erect and maintain wireless network equipment, television aerials and satellite dishes and plant not exceeding two metres in height in the Plant Area, of a size and design, and with connections to the Premises, approved in advance by the Landlord (such approval not to be unreasonably withheld or delayed) subject to the Tenant (and free of any expense to the Landlord):

(a)	before commencing any works on the Plant Area obtaining all necessary statutory and other regulatory consents;

(b)	obtaining all necessary wayleave or other agreements with the relevant equipment providers on terms reasonably acceptable to the Landlord;

(c)	keeping such plant, equipment, aerials and dishes in good repair and condition;

(d)

removing such plant and equipment from the Plant Area on assignment of the Lease (if the assignee confirms that it has no use for such plant and equipment) or on expiry or determination of the Term (whichever is the sooner) and making good all damage caused to the Building by such removal to the reasonable satisfaction of the Landlord;

(e)

on not less than 14 days’ notice (and subject to the Landlord providing an alternative location) from the Landlord temporarily removing the plant and equipment to allow the Landlord to carry out inspection maintenance and repair of the Plant Area; and

(f)

on not less than 21 days’ notice from the Landlord permanently relocating the plant and equipment to another area on the roof of the Building in a position previously reasonably approved by the Landlord, provided that the Tenant will not in the exercise of the rights hereby granted cause any annoyance inconvenience disturbance or legal nuisance to the Landlord or any other tenant or occupier of the remainder of the Building.

3.

If any of the equipment, aerials, dishes and plant installed in the Plant Area by the Tenant causes a legal nuisance disturbance or annoyance to the occupiers of any adjoining premises the Landlord may serve on the Tenant notice in writing requiring the Tenant to remove such equipment, aerials, dishes and plant to an alternative suitable location approved by the Landlord (acting reasonably) and within one month of the date of the notice the Tenant shall remove the equipment, aerials, dishes and plant to such approved alternative suitable location and make good any damage caused by such removal to the reasonable satisfaction of the Landlord’s Surveyor unless the Landlord’s Surveyor shall reasonably agree with the Tenant (at the cost of the Tenant) to make alterations to the equipment, aerials, dishes and plant that result in the cessation of such legal nuisance disturbance or annoyance.

Part 3

Exceptions and reservations

1.	All rights of light or air to the Premises that now exist or that might (but for this reservation) be acquired over any other land.

2.	The free passage of services through the Common Media which are now or may at any time be within the Premises.

3.	The right to enter the Premises for the purpose of:

(a)	anything properly connected with the provision of Services;

(b)	adding to inspecting cleansing maintaining modernising repairing replacing or altering the Common Media;

(c)	erecting scaffolding and/or building on under or into the Building;

(d)

preparing any EPCs undertaking or reviewing any measurements required for any Environmental Rating System or undertaking an air conditioning inspection and for such purposes the right to carry out the necessary tests on Conducting Media, Excluded Plant and any other plant and machinery in the Premises;

(e)	ascertaining whether the covenants and conditions on the Tenant’s part of the Lease have been observed;

(f)	to perform any of the covenants and conditions on the Landlord or exercise any rights set out in Part 3 to this Schedule;

(g)	to carry out repairs, remove any unauthorised alteration or carry out any other works which the Tenant should have carried out in accordance with the Tenant’s covenants in this Lease;

(h)

to carry out or permit to be carried out repairs, maintenance, decoration, replacement, removal and cleaning of any parts of the Building (excluding the Premises) or any adjoining or neighbouring premises which cannot be reasonably carried out without access to the Premises;

(i)	to protect the security of the Premises or prevent any easement being acquired over any part of the Building; and

(j)	to show the Premises or the Building to a potential purchaser or in the last six months of the Term a tenant.

4.	All rights of entry in Schedule 3.

5.	In exercising its rights of entry under this Lease the Landlord will:

(a)	give the Tenant reasonable prior written notice of not less than 48 hours (except in the case of emergency, when the Landlord must give as much notice as may be reasonably practicable);

(b)	observe the Tenant’s reasonable requirements (but where that includes being accompanied by the Tenant’s representative the Tenant must make that representative available);

(c)	observe any specific conditions to the Landlord’s entry set out in this Lease;

(d)	cause as little physical damage as is reasonably practicable; and

(e)	repair any physical damage that the Landlord causes as soon as reasonably practicable to the reasonable satisfaction of the Tenant.

SCHEDULE 2

The Encumbrances

The matters contained or referred to in title number LN38304 as at 15 November 2017 at 15:33:37 insofar that they subsist and relate to the Premises.

SCHEDULE 3

Covenants by the Tenant

1	PAYMENT OF RENTS

To pay the Rent when stipulated without deduction or set-off and by electronic transmission of funds unless the Landlord reasonably requires otherwise.

2	OUTGOINGS

2.1	To pay and indemnify the Landlord against all Outgoings in relation to the Premises.

2.2	In the last 12 months of the Term to pay all non-domestic rates in full and not to claim empty property relief.

2.3	Within 14 days of written demand, to pay to the Landlord or as the Landlord may direct a fair and reasonable proportion of the Energy Costs attributable to:

(a)	the supply of electricity and gas to the Premises alone; and

(b)	the supply of electricity and gas to the Premises and any other parts of the Building to the extent that those Energy Costs do not form part of the Service Charge.

2.4

To reimburse the Landlord for loss of relief from non-domestic rates for unoccupied property which would have been available to the Landlord in respect of vacancy of the Property after the termination of this Lease but for the allowance of relief to the Tenant for vacancy commencing before the termination of this Lease.

3	VAT

3.1	To pay within 14 days’ of written demand and subject to receipt of a valid VAT invoice VAT:

(a)	chargeable on goods and services supplied by or on behalf of the Landlord; and

(b)	paid or payable by the Landlord in respect of sums which the Landlord is entitled to recover from the Tenant which do not fall within Schedule 3 paragraph 3.1(a).

3.2	Not do anything that would result in the disapplication of the option to tax in respect of the Landlord’s interest in the Building.

4	INTEREST ON ARREARS

4.1	If the Rent reserved by this Lease and any VAT on them is not paid within 14 days of the due date to pay to the Landlord Higher Rate Interest on them.

4.2

If collection of rent is suspended for material breach of covenant the Tenant must when the breach has been made good to the Landlord’s reasonable satisfaction or when this Lease is forfeited (as the case may be) pay Higher Rate Interest in addition to the arrears of rent then due.

5	DECORATION

5.1

To decorate the Premises whenever necessary and also in the six months before the end of the Term (but no more than once in any two year period) in a proper and workmanlike manner and with appropriate materials of good quality to the reasonable satisfaction of the Landlord and in the final year to obtain the Landlord’s consent to any changes to the colour or redecoration of the Premises.

5.2

Not to decorate any door or window facing the Common Parts or forming part of the exterior of the Building except in a colour or colours approved by the Landlord (such approval not to be unreasonably withheld or delayed).

6	REPAIRS

6.1

Subject to paragraph 6.5 of this Schedule 3 and paragraph 3 of Schedule 4 to keep the Premises in good and substantial repair and condition and clean excluding damage by an Uninsured Risk or Insured Risks except to the extent insurance moneys are irrecoverable due solely or in part to any act or default of the Tenant or any person deriving title under the Tenant or any of their respective agents employees licensees or contractors.

6.2

Without prejudice to paragraph 6.1 of this Schedule 3 to have all fixtures and fittings which comprise plant or equipment inspected and serviced at regular intervals by appropriately qualified contractors and to keep full service records with such records to be available at the Premises for the Landlord’s inspection and to replace any fixtures or fittings (other than the Tenant’s trade fixtures and fittings) that are lost or become beyond economic repair during the Term.

6.3	To clean the Premises (including the inside of the windows at regular intervals) and keep it tidy.

6.4

To keep the carpet tiles or carpet fitted in the Premises clean and in good repair order and condition and to make good all damage thereto howsoever arising (including accidental damage) and to replace with similar quality carpet tiles of at least equal value all such parts thereof as may at any time be destroyed or damaged as to be incapable of complete reinstatement to its former condition and not without the written consent of the Landlord to remove any of the said carpet tiles or carpet from the Premises except for the purpose of cleaning or necessary repairs and without prejudice to the generality of the foregoing within one month prior to the expiration or sooner determination of the Term to replace the carpet or carpet tiles on the Premises with (or if there are no carpet tiles or carpet on the Premises then to install on the Premises) good quality carpet tiles or (at the discretion of the Landlord) carpet of a type to be specified by the Landlord provided that the value of such carpet or carpet tiles shall not be less in value than £25 per square metre (excluding VAT) with due allowance for inflation after the date of this Lease.

6.5	Not to repair or replace any part of the Excluded Plant.

6.6	Upon becoming aware of the same to notify the Landlord immediately of any defect in the Excluded Plant, so that the Landlord can repair the same in accordance with the terms of this Lease.

6.7

Where beyond economic repair to replace any door or window referred to in paragraph 5.2 requiring to be replaced under paragraph 6.1 of this Schedule 3 with one of similar quality and appearance or otherwise as approved by the Landlord (approval not to be unreasonably withheld or delayed).

6.8	In carrying out all repairs and any other works under this Lease to use all reasonable endeavours:

(a)	to do so in a sustainable manner;

(b)	to treat and maintain all materials in accordance with their manufacturers’ instructions and recommendations; and

(c)	to minimise any material and adverse effect on any Environmental Rating System and/or any Environmental Rating.

7	ENTRY BY LANDLORD TO VIEW AND REQUIRE TENANT TO REPAIR

7.1

To permit the Landlord at all reasonable times after reasonable notice of not less than 48 hours (except in an emergency) to enter the Premises to view their condition and to give notice to the Tenant of any unauthorised alterations or any defects which are the Tenant’s responsibility.

7.2

Within two months after receipt of any such notice (or sooner if reasonably necessary) to repair and make good such defects or remove such alterations to the reasonable satisfaction of the Landlord’s Surveyor.

7.3

In case of default to permit the Landlord to enter and execute such works and to pay to the Landlord with 14 days of written demand and as a debt all expenses incurred with Higher Rate Interest from the date of expenditure.

8	YIELDING UP

8.1	At the end of the Term:

(a)	to yield up the Premises with vacant possession in accordance with the Tenant’s obligations with (subject to paragraphs 8.1(c) and 8.1(d) of this Schedule 3) all additions and improvements;

(b)	to reinstate the Premises to the layout, state and condition as set out in the Category A Specification and with new carpeting as provided for in paragraph 6.4 of this Schedule 3;

(c)

not to remove any alterations which have been carried out during the Term which improve the energy or water efficiency of the Premises and/or any Environmental Rating unless such removal is reasonably required by the Landlord;

(d)

(subject to paragraph 8.1(c) above or if reasonably required by the Landlord) at the Tenant’s expense to remove from the Premises any alterations or additions made by the Tenant or its predecessors in title during the Term or anyone claiming title to the Premises through or under the Tenant or any of them either before the commencement of or during the Term;

(e)	to make good to the reasonable satisfaction of the Landlord any damage caused to the Premises by such removal;

(f)	to give up all keys to the Premises to the Landlord;

(g)	to remove all signs erected by the Tenant on or near the Premises and to make good as soon as reasonably practicable any damage caused;

(h)

to deliver to the Landlord the original health and safety file relating to the Premises (properly completed) and all assessments reports and surveys carried out and relating to the Premises (whether carried out pursuant to a statutory requirement or otherwise) and all manuals working drawings and service records (held by the Tenant) relating to plant and equipment remaining at the Premises (including all such materials relating to installations of the Tenant which are to remain at the Premises) and to assign to the Landlord (if reasonably required) the benefit of any guarantees or warranties which are capable of assignment and which relate to plant and equipment remaining at the Premises;

(i)

to deliver to the Landlord this Lease and to remove from any register of title affected any entry relating to this Lease or to any rights granted by this Lease and (without prejudice to its obligation to remove any such entry) to sign or execute such application or document as the Landlord may reasonably require to ensure such removal;

(j)

to secure the Tenant’s covenant in paragraph 8.1(i) of this Schedule 3 the Tenant irrevocably appoints the Landlord (at the end of the Term only) as attorney of the Tenant and in its name (and with power to appoint the Landlord’s solicitor as substitute attorney) to make any application or sign or execute any document which has been required under paragraph 8.1(i) of this Schedule 3 but only if the Tenant is in breach of that paragraph.

8.2

In case of default the Landlord may do anything necessary to comply with the requirements in paragraph 8.1 if the Tenant has failed to comply with such requirements within a reasonable time on written notice from the Landlord.

8.3	To pay to the Landlord within 14 days of written demand all expenses so incurred in accordance with paragraph 8.1 with Higher Rate Interest from the date of expenditure.

9	TO NOTIFY LANDLORD OF STATUTORY NOTICES

9.1

As soon as reasonably practicable following receipt of any permission notice direction order certificate assessment or proposal relevant to the Landlord’s interest in the Premises given or issued under any act of parliament to produce a copy to the Landlord.

9.2

At the request of the Landlord to make (or join with the Landlord in making) such objections or representations as the Landlord reasonably requires in respect of any such permission notice order certificate assessment or proposal at the Landlord’s cost and provided that such objection and representation does not affect the Tenant’s use and enjoyment of the Premises.

10	COMPLIANCE WITH STATUTORY AND INSURANCE REQUIREMENTS

10.1	At the Tenant’s own expense to comply with (except where the Landlord is required to comply with such obligations under the Lease):

(a)	all legislation from time to time in force;

(b)	the requirements of the Landlord’s insurers notified to the Tenant in writing;

(c)	the reasonable requirements of the Landlord relating to the Premises its use or the rights granted by this Lease.

10.2	Not to do anything which may result in the Landlord under any statute incurring or having imposed upon it any liability.

10.3

In default the Landlord may enter the Premises (if the Tenant fails to rectify such default within a reasonable period of time following notice from the Landlord) and do anything reasonably necessary to ensure compliance with this paragraph 10.

10.4	To pay to the Landlord within 14 days of written demand all expenses so incurred as a debt with Higher Rate Interest from the date of expenditure.

10.5	If required by the Landlord at the Tenant’s cost to connect to the Landlord’s reasonable satisfaction any fire alarm system for the Premises into any fire alarm system for the Building.

11	COMPLIANCE WITH TOWN AND COUNTRY PLANNING REQUIREMENTS

11.1	To comply with the Planning Acts in relation to the Tenant’s use and occupation of the Premises.

11.2

Not to make an application for planning permission in relation to the Premises or to raise any notices in respect of any applications without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) if the application relates to a matter for which the Landlord cannot unreasonably withhold or delay its consent under the Lease.

11.3

Not to implement any planning permission relating to the Premises without the Landlord’s consent (such consent to be unreasonably withheld or delayed where it has given consent to the application for such planning permission).

11.4

Unless the Landlord otherwise directs to complete before the end of the Term any works stipulated to be carried out to the Premises by a date subsequent to the end of the Term as a condition of any planning permission granted for any development begun before the end of the Term.

11.5	When requested to produce such reasonable evidence as the Landlord reasonably requires to satisfy itself the provisions of this paragraph have been fully complied with.

12	ENTRY BY THE LANDLORD AND OTHERS TO REPAIR AND FOR OTHER PURPOSES

12.1

To permit the Landlord and occupiers of any adjoining premises or their workpeople to enter the Premises upon reasonable notice and not less than 48 hours (except in the case of emergency) for the purpose of:

(a)	inspecting or executing repairs or alterations to or upon such adjoining premises or the Building;

(b)	inspecting maintaining repairing or replacing the Excluded Plant;

(c)	decorating the Common Parts and the exterior of the Building (where such works cannot otherwise reasonably be carried out or be carried out without disproportionate expenditure by the Landlord);

(d)	doing anything the Landlord reasonably considers desirable for the performance of its covenants in this Lease or to third parties or the provision of the Services;

(e)	inspecting or surveying the Premises for valuation (but no more than once every year) letting or sale purposes or to prepare any schedule or inventory to the Premises or the Building; and

(f)

doing anything reasonably incidental to the repair maintenance management environmental improvement or security of the Building or the performance of the Landlord’s legal duties and compliance with proper practice in relation to health and safety or otherwise, subject to the person exercising such rights causing as little inconvenience and disturbance to the Tenant and making good any damage caused.

12.2

To permit all persons with authority from the Landlord upon reasonable notice not less than 48 hours at all reasonable times in the daytime to enter and view the Premises for the purposes of selling or in the last six months of the term for the purposes of reletting.

13	COSTS ON BREACH

To pay on demand all costs, charges and expenses (including enforcement officers and professional fees) incurred by the Landlord:

(a)	resulting from any breach by the Tenant of any of its obligations under this Lease;

(b)	in or in contemplation of any proceedings under sections 146 and/or 147 of the Law of Property Act 1925 notwithstanding forfeiture is avoided otherwise than by relief granted by the court;

(c)	in the recovery or attempted recovery of arrears of any rent due under this Lease; and/or

(d)

in the preparation and/or service of any notice or schedule relating to the condition of the Premises whether during or within six months after the end of the Term but if after the end of the Term only in respect of wants of repair occurring during the Term.

14	COMMON PARTS

Not to obstruct the Common Parts with any articles or goods and to keep all Common Parts clear and tidy of the Tenant’s articles, goods and rubbish.

15	NOT TO INTERFERE WITH COMMON MEDIA

Not to overload damage or interfere with:

(a)	the Common Media or the Conducting Media;

(b)	the plant and machinery and landlord’s fixtures and fittings in the Common Parts;

(c)	any sprinkler or fire alarm system serving the Premises; or

(d)	the Excluded Plant.

16	AS TO ALTERATIONS

16.1

(a)	Not to carry out any structural alterations to the Premises.

(b)	Subject to paragraph 16.2 not without the consent of the Landlord to make any alterations or additions to the Premises (such consent not to be unreasonably withheld or delayed).

(c)	If paragraph 16.3 is not complied with the Landlord may refuse or withdraw consent under this paragraph 16.1.

16.2

Notwithstanding the provisions of paragraph 16.1 the Tenant may install and remove internal demountable partitions (together with associated light switches and floorboards) without the Landlord’s consent provided that:

(a)	the Tenant shall not (in the reasonable opinion of the Landlord):

(i)	adversely affect the performance or life cycle of; or

(ii)	damage or carry out any alterations to

the Common Parts, the Conducting Media, Common Media or any other common service facilities plant equipment or systems serving or used in the Building; or

(iii)	in any way affect the external appearance of the Building; or

(iv)	alter the Conducting Media or the Common Media; or

(v)	adversely affect the EPC rating for the Building; or

(vi)	in any way overload the Conducting Media or the Common Media;

(b)	such alterations do not and are not likely to adversely affect the provision by the Landlord of the Services within the Building;

(c)	the Tenant complies with the obligations in paragraph 16.3; and

(d)	details, specifications and drawings of any works undertaken pursuant to this paragraph 16.2 of this Schedule 3 are provided to the Landlord within one month of completion of the same.

16.3	In making any alterations or addition to the Premises the Tenant must comply with any statute in relation to environmentally responsible property management.

16.4	If alterations or additions are made to notify the Landlord in writing as soon as reasonably practicable following completion of the cost of the works for insurance purposes.

16.5

If the Tenant carries out or engages others to carry out any work at the Premises to which the CDM Regulations apply to comply with their requirements and enter into such covenants as the Landlord reasonably requires in relation to such regulations.

16.6	To keep a copy of all necessary health and safety files available at the Premises for inspection on reasonable notice not less than 48 hours by the Landlord and third parties.

16.7	Where the Tenant is making alterations which are permitted by the Landlord which may cause a material reduction in the energy efficiency of the Premises or which have a material effect on:

(a)	any Environmental Rating System and/or any Environmental Rating; or

(b)	the efficiency of the use of energy or water or waste efficiency within the Premises or the Building,

to provide such information as the Landlord reasonably requires to enable the Landlord to ascertain the effects of such alterations and to have due regard to and where reasonable implement any necessary reasonable requirements the Landlord makes to minimise any such material and adverse effect which the alterations may otherwise have.

16.8	In making alterations which are permitted by the Landlord or by the provisions of paragraph 16 the Tenant shall:

(a)	do so in a sustainable manner; and

(b)	treat and maintain all materials in accordance with their manufacturers’ instructions and recommendations.

16.9	The Tenant shall not carry out any alterations to the Premises that would have an adverse effect on the Environmental Rating.

17	AERIALS AND SIGNS

17.1	Not to:

(a)	place or affix any sign signboard fascia placard bill notice or other notification whatsoever to or upon:

(i)	the windows or inside the Premises so as to be visible from the outside; and

(ii)

the entrance doors of the Premises except for the name of the Tenant and any permitted occupiers on the doors in materials and a style and manner approved by the Landlord (such approval not to be unreasonably withheld or delayed);

(b)

install Electronic Communications Apparatus or apparatus relating to Wireless Data Services except where intended only to serve the lawful occupier’s business at the Premises and only then with the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed);

(c)

operate any Electronic Communications Apparatus so as to interfere with the lawful use of Electronic Communications Apparatus or the provision of Wireless Data Services elsewhere in the Building or on any adjoining premises;

(d)

grant any rights pursuant to the Telecommunications Act 1984 without the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed). When making any application for such consent the Tenant shall give full details to the Landlord of any works to be carried out prior to or as a result of the grant of such rights,

PROVIDED THAT if any equipment, sign, Electronic Communications Apparatus or Wireless Data Services signs shall be placed or displayed in breach of the provisions of this paragraph and shall not be removed within 14 days of service on the Tenant of a written notice requesting their removal to permit the Landlord or its agents to enter the Premises and remove such signs, Electronic Communications Apparatus or Wireless Data Services and pay to the Landlord within 14 days of written demand the proper and reasonable costs incurred in doing so.

17.2	The Tenant shall not be granted any naming rights in respect of the Building or the Premises and the Tenant shall use the postal address for the Building as notified to it by the Landlord.

18	NOT TO STRAIN FLOORS AND CEILINGS

Not to impose any strain on the floors and ceilings of the Premises beyond that which they were designed to bear.

19	USE

19.1	Not to use the Premises or any part of them otherwise than as for the Permitted Use.

19.2	Nothing in this Lease constitutes a warranty that the above use complies with the Planning Acts.

20	REGULATIONS

20.1	To observe the Landlord’s Regulations.

20.2	Not to store in the Premises anything which is specially flammable, explosive or combustible (save such items required for the Tenant’s use of the Premises).

20.3	Not to emit any smoke, fumes or smells from the Premises.

20.4	Not to store anything outside the Premises other than the equipment permitted under paragraph 2 of Part 2 of Schedule 1.

20.5	Not to obstruct any area used in common with others.

20.6

Not to do anything that blocks the Conducting Media or makes them function less efficiently including any blockage or damage to any drains, pipes or sewers by virtue of any waste, grease or refuse deposited by the Tenant.

20.7	Not to cook food on the Premises.

20.8

In case of default the Landlord may enter (if the Tenant fails to rectify any breach within a reasonable period) and do anything reasonably necessary to comply with the requirements of this paragraph and to pay to the Landlord on demand all expenses so incurred with Higher Rate Interest from the date of expenditure.

21	PROHIBITED USES

Not to:

(a)	use the Premises in connection with the sale of the timeshares.

(b)

use the Premises (or the Roof Garden Terrace, the showers and changing facilities in the Building or any of the Common Parts) for any illegal purpose or cause any legal nuisance or damage to the Landlord or the occupiers of the Building or to the owners, occupiers or tenants of any adjoining or neighbouring premises.

22	NOT TO PERMIT ENCROACHMENTS

22.1	Not to:

(a)	stop up darken or obstruct any windows or light belonging to the Premises; or

(b)	permit any encroachment or easement to be made or acquired which causes or might cause damage to the Landlord or any of its tenants.

22.2

If any encroachment or easement is or is attempted to be made or acquired the Tenant will give notice to the Landlord as soon as it becomes aware and at the Landlord’s cost do whatever is reasonably required to prevent such encroachment or acquisition.

23	ALIENATION

23.1	Restrictions on alienation

Not to:

(a)

part with or share possession or occupation of the whole or any part or parts of the Premises or charge or mortgage the whole or any part or parts of the Premises save in accordance with the provisions of this paragraph 23; or

(b)	grant to any third parties any rights over the Premises except by way of an assignment, underlease or charge of the whole of the Premises in accordance with the provisions of this paragraph 23.

23.2	Consent of the Landlord

Neither the Tenant nor any person deriving title under the Tenant shall assign or underlet the whole of the Premises without the Landlord’s consent (such consent not to be unreasonably withheld or delayed).

23.3	Assignments

(a)	Not to assign any part of the Premises (as distinct from the whole).

(b)

If requested for consent to an assignment of whole the Landlord will be entitled (for the purposes of section 19(1A) of the Landlord and Tenant Act 1927) to impose (in addition to any other condition or conditions the incorporation of which would be reasonable) all or any of the matters set out in paragraph 23.3(c) as a condition of its consent.

(c)	The Landlord shall require:

(i)	the execution by the Tenant and delivery to the Landlord prior to the assignment in question of an Authorised Guarantee Agreement;

(ii)

the Guarantor (not here including a former tenant) to enter into contracts with the Landlord guaranteeing that the Tenant will comply with its obligations comprised in the Authorised Guarantee Agreement;

(iii)

the payment to the Landlord of all Rent and other sums which have fallen due under the lease prior to the date of the assignment provided that such sums have been demanded in writing 21 days prior to the date of the application for such assignment and such sums remain undisputed;

(iv)	that any intended assignee procures a surety or sureties for such assignee who must be reasonably acceptable to the Landlord and covenants with the Landlord as stated in Schedule 8 Parts 1 and 2; and

(v)

the intended assignee deposits with the Landlord a security for the Tenant’s obligations under this Lease a rent deposit equal to 6 months’ rent and on terms of a deed in such form as the Landlord may reasonably require.

(d)

The Tenant may assign the whole of the Premises to a Group Company with the Landlord’s consent (such consent not to be unreasonably withheld or delayed) and subject otherwise to complying with the provisions of this Clause 23 save that the Landlord may refuse consent to any assignment where the Tenant wishes to assign this Lease to:

(i)	any company that, at the date of assignment is a Group Company of the Tenant:

(1)

and in the opinion of the Landlord, the financial strength of the proposed assignee when assessed together with any proposed guarantor or other security offered is not at least equivalent to the financial strength of the Tenant and its guarantor (if any); or

(2)	the proposed guarantor for the Group Company is the guarantor for the Tenant;

(ii)	an existing guarantor of the Lease as at the date of application for consent to assign the Lease.

(e)	Underletting

(i)	Not to underlet any part of the Premises (as distinct from the whole or a Permitted Part).

(ii)

Not to underlet the whole of the Premises or a Permitted Part of the Premises without the Landlord’s consent (such consent not to be unreasonably withheld or delayed) except where the following conditions are fulfilled:

(1)	any underlease whether mediate or immediate must:

a.	be at not less than an open market rent at the time of grant without fine or premium;

b.

contain a covenant by the undertenant not to assign underlet part with possession of or share possession or occupation of the whole or any part or parts of the subdemised premises or mortgage or charge the whole or any part or parts of the subdemised premises except by way of sharing occupation with a Group Company (as permitted under this Lease) or an assignment or charge of the whole of the subdemised premises;

c.

contain a covenant by the undertenant not to assign or charge the whole or a Permitted Part of the subdemised premises without the consent of the Landlord such consent not to be unreasonably withheld or delayed;

d.

except as to the payment of the rent first reserved under this Lease otherwise be on similar terms (mutatis mutandis) to the terms of this Lease save that where the underlease contains a valid agreement under section 38A of the 1954 Act to exclude the provisions of sections 24 to 28 of that Act such underlease need only otherwise be on similar terms as to user and alterations; and

e.	be in a reasonable form approved by the Landlord prior to its grant such approval not to be unreasonably withheld or delayed.

(2)	any underlease must contain a valid agreement under section 38A of the 1954 Act to exclude the provisions of sections 24 to 28 of that Act in relation to that underlease; and

(3)

before the grant of any underlease the Tenant must procure a covenant from the undertenant with the Landlord to pay the rents and other sums reserved by the underlease (or if the underlease of a Permitted Part of the Premises, a fair proportion of them) and observe and perform the undertenant’s covenants and the conditions in the proposed underlease and not to do or omit any act or thing which would or might cause the Tenant to be in breach of the Tenant’s covenants in this Lease; and

(4)

before the grant of any underlease but subject to paragraph 16 of this Schedule 3, the Tenant must carry out all works to the Premises that are required by statute for the Tenant lawfully to grant an underlease.

(iii)	The Tenant shall:

(1)	not consent to or participate in any variation to any underlease without the Landlord’s consent such consent not to be unreasonably withheld or delayed;

(2)	enforce all the covenants and obligations of the undertenant under any underlease.

(f)	Sharing with Group Companies

Notwithstanding the above, the Tenant may share occupation of the whole or any part or parts of the Premises with any Group Company of the Tenant on condition that:

(i)	the interest so created is no more than a tenancy at will; and

(ii)	the right of any company to occupy the Premises or any part or parts of it immediately ends upon such company ceasing to be a Group Company.

(g)	To supply information

Within 14 days of demand to give the Landlord particulars of any derivative interest in the Premises, including the rents payable and such other information and copy documents as the Landlord reasonably requires at the Tenant’s cost if this paragraph is not invoked more frequently than once a year but otherwise the Landlord is to bear the Tenant’s reasonable costs of compliance.

(h)	Charging

The Tenant may charge the whole of the Premises to a genuine lending institution with the Landlord’s consent (not to be unreasonably withheld or delayed) provided that no consent shall be required in respect of a floating charge over the Tenant’s business.

24	REGISTRATION OF DEALINGS

Within one month after any assignment or underletting or the assignment of an underlease or after any devolution by will or otherwise or mortgage or charge affecting the Premises to produce to the solicitor for the time being of the Landlord a certified copy of the deed or instrument effecting the same and pay his reasonable fee for registration being no more than £50.00 plus VAT.

25	COSTS

25.1

To pay all the Landlord’s reasonable and proper costs fees and/or expenses incurred in connection with any request for a licence or consent pursuant to the terms of this Lease including where the request is withdrawn or the licence or consent is lawfully withheld except to the extent that consent is unlawfully refused or delayed.

25.2

To pay to the Landlord within 14 days of written demand all costs, fees and expenses incurred by the Landlord in carrying out works to the Premises to improve their Environmental Rating where the Tenant has consented to the Landlord doing so.

26	ENERGY PERFORMANCE CERTIFICATES

26.1	To comply with all statutory obligations from time to time:

(a)	requiring the Tenant to provide an EPC to any third party or to the Landlord; and/or

(b)	which relate to any Environmental Rating System.

26.2

If and to the extent that the Existing EPC remains valid (for the purposes of Regulation 9(2) of the Energy Performance of Buildings (England and Wales) Regulations 2012) to provide the Existing EPC in satisfaction of its obligations pursuant to paragraph 26.1.

26.3

If and to the extent that the Existing EPC is no longer valid (whether or not as the result of the Tenant’s alterations) to notify the Landlord and to obtain any EPC required to be provided from an energy assessor nominated by the Landlord (acting reasonably).

26.4	To provide the Landlord with copies of all EPCs obtained by the Tenant whether or not obtained in accordance with this paragraph 26.

26.5

As soon as reasonably practicable following written demand to provide the Landlord with any information in relation to energy efficiency matters and EPCs as the Landlord reasonably requires at the Tenant’s cost.

27	INDEMNITY

To indemnify the Landlord against all actions proceedings claims demands losses costs expenses damages and liability (including any liability for any injury to any person or damage to any land or other property) and any court or tribunal orders or awards arising from the breach non-observance or non-performance by the Tenant of its covenants and the conditions in this Lease (including, for the avoidance of doubt, any action, proceeding, claim, cost, expense, damage or liability relating to the Tenant’s use of the Roof Garden Terrace) and/or by any act default or negligence of the Tenant or any person deriving title under the Tenant or their respective agents employees or licensees.

28	ENCUMBRANCES

To perform and observe the Encumbrances (by way of indemnity only) so far as they relate to the Premises.

29	INSURANCE AND SERVICES

To observe and perform the covenants in Schedules 6 and 7.

30	GUARANTORS

If any Guarantor suffers an Insolvency Event, or in the case of an individual, dies, the Tenant shall as soon as reasonably practicable procure that a replacement guarantor reasonably acceptable to the Landlord enters into a guarantee with the Landlord on the same terms as that Guarantor.

31	DEFECTIVE PREMISES

In respect of any defects in the Premises which might give rise to a duty or liability on the part of the Landlord under the Defective Premises Act 1972, any other statutory provision or at common law, the Tenant shall:

(a)	give as soon as reasonably practicable notice in writing to the Landlord of the defects as soon as it becomes aware of them;

(b)	display on the Premises any notice which the Landlord may reasonably require; and

(c)	take any other action at the Landlord’s cost which the Landlord may properly and reasonably require to discharge any such duty or liability.

32	ENVIRONMENTAL OBLIGATION

32.1

The Tenant shall not discharge or permit to be discharged any Hazardous Materials, oil, grease or any other deleterious materials into any Conducting Media serving the Premises or the Building or any adjoining or neighbouring premises.

32.2

The Tenant shall not do or omit to do anything that does or may cause any Hazardous Materials to escape, leak or be spilled or deposited on the Premises or the Building or to migrate to or from the Premises or the Building.

SCHEDULE 4

Covenants by the Landlord

1	QUIET ENJOYMENT

Subject to the Tenant paying the Rent reserved by and observing and performing the Tenant’s covenants in this Lease the Tenant may quietly enjoy the Premises during the Term without any lawful interruption or disturbance from or by the Landlord or any person or persons lawfully or equitably claiming under or in trust for it.

2	INSURANCE AND SERVICES

To observe and perform its obligations in Schedules 6 and 7.

3	PURSUIT OF THIRD PARTIES

The Landlord shall use reasonable endeavours to enforce the rights and remedies which it has against third parties (including but not limited to the developer, the contractor, any sub-contractors and the professional team involved in the refurbishment of the Premises under the building contract dated 18 December 2014 and made between British Overseas Bank Nominees Limited and WGTC Nominees Limited in their capacity as nominees for and on behalf of National Westminster Bank plc as depositary and not otherwise of the M&G Property Portfolio (1) and Chorus Group Holdings Limited (2) (the “Building Contract”)) in relation to any defect in the Premises which is due to any breach by such third party of its obligations and/or warranties to the Landlord. Should the Landlord fail to enforce such rights and remedies which it has against third parties within a reasonable time the Tenant may remedy or procure the remedying of such defect itself and the Landlord shall be responsible for the reasonable costs incurred by the Tenant in doing so. The obligations on the Landlord under this paragraph 3 of this Schedule 4 shall expire on the date of issue of the notice of completion of making good defects under the Building Contract.

SCHEDULE 5

Provisos Agreements And Declaration

1	FORFEITURE

Without limiting any other provisions in this Lease the Landlord may at any time re-enter the Premises and immediately on so doing this Lease will terminate absolutely but without prejudice to any rights of either party against the other in respect of any breach of any of the obligations in this Lease:

(a)	if the Rent reserved by this Lease are unpaid for 21 days after becoming payable (whether, in the case of the rent first reserved under this Lease formally demanded or not); or

(b)	if the Tenant is in breach of its obligations in this Lease; or

(c)	the taking of any step in connection with any voluntary arrangement or other compromise scheme or arrangements for the benefit of any creditors of the Tenant or the Guarantor; or

(d)	the making of an administration order in relation to the Tenant or the Guarantor; or

(e)	if the Tenant or the Guarantor:

(i)

(being a company or if in partnership) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or has a winding-up order made against it by the court or has a receiver appointed over all or any part of its assets or an administrator appointed or an administrative receiver; or

(ii)	(being one or more individuals whether or not in partnership together) has a bankruptcy order made against him; or

(iii)

becomes insolvent or unable to pay its or his debts or enters into any composition with its or his creditors or enters into a voluntary arrangement (within the meaning of sections 1 123 or 253 of the Insolvency Act 1986 or the Insolvent Partnerships Order 1994); or

(iv)

has distress, sequestration, execution or any modem equivalent of these remedies levied on the Tenant’s goods including any action taken for the recovery of rent arrears from the Tenant under Commercial Rent Arrears Recovery; or

(v)	is struck off from the register or the relevant company ceases to exist;

(f)	any event analogous to any of the above events occurs in any jurisdiction other than England and Wales.

2	TENANT’S GOODS

2.1

The Landlord is deemed to have been irrevocably appointed the Tenant’s agent to store and/or dispose of all property belonging to the Tenant or to any third party not removed from the Premises by the Tenant in accordance with its covenants in Schedule 3 paragraph 8 and/or Schedule 6 paragraph 1.2(f).

2.2	The Tenant must:

(a)	indemnify the Landlord against all costs and expenses and other liability incurred in respect of storage and/or disposal of such property and claims to such property by any third party; and

(b)	pay on demand Higher Rate Interest on such costs and expenses from the date of expenditure.

3	LANDLORD’S RIGHT TO DEVELOP

3.1

The Tenant has no right which might restrict or prejudicially affect the future rebuilding alteration or development of any adjoining premises belonging to the Landlord (whether forming part of the Building or not) or to compensation for damage or disturbance caused by or suffered through any such rebuilding alteration or development.

3.2	Section 62 of the Law of Property Act 1925 will not apply to this Lease.

3.3

The flow of light to the Premises is and will be enjoyed with the Landlord’s consent in accordance with section 3 of the Prescription Act 1832. Neither the enjoyment of that light and air nor anything in this Lease will prevent the exercise of any of the rights the Landlord has reserved out of this Lease. The Tenant must permit the exercise of these reserved rights without interference or objection.

3.4	The Tenant has no rights to enforce the benefit of any covenants, rights or conditions to which any other property within the Building or any adjoining premises is or are subject.

4	EXCLUSION OF STATUTORY COMPENSATION

The Tenant will not be entitled on quitting the Premises to any compensation under section 37 of the 1954 Act.

5	EXCLUSION OF LIABILITY

The Landlord shall not be liable to observe or perform any obligation on its part contained in this Lease (and the Tenant hereby releases the Landlord from time to time from all liability in respect of any breach or non-observance of any such obligation) after it has ceased to be entitled to the immediate reversion expectant upon the Term.

6	DISCLAIMER OF LIABILITY FOR USE OF COMMON BICYCLE SPACES, CHANGING AREAS AND ROOF GARDEN TERRACE

The Landlord will not be liable for loss or damage to any property or damage to any person or for the prevention of ingress to or egress from the basement (or any other part) of the Building or the Roof Garden Terrace caused by unauthorised use of the basement (or any other part of the Building) or Roof Garden Terrace.

7	ACCEPTANCE OF RENT IS NO WAIVER

Notwithstanding the demand for or acceptance of the Rent or any of the Rent by or on behalf of the Landlord with knowledge of a breach of any of the Tenant’s covenants the Landlord’s rights to forfeit this Lease on the ground of such breach shall remain in force and the Tenant shall not be entitled in any proceedings for forfeiture to rely on any such demand or acceptance as a defence.

8	CONCESSIONS FOR DUE DATES FOR PAYMENT

If the Landlord allows the Tenant to defer payment of any money due under this Lease then for all purposes in connection with this Lease (and in particular in relation to section 17 of the Landlord and Tenant (Covenants) Act 1995 that money shall be deemed to fall due on the later date allowed by the Landlord instead of the earlier date when it originally fell due.

9	NOTICES

Sections 196(1) and (4) of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) apply to all notices notification and certificates required to be given or served under this Lease.

10	DATA PROTECTION ACT 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant and the Guarantor (if any) acknowledge that information relating to this tenancy will be held on computer and other filing systems by the Landlord or the Landlord’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with the management of the Landlord’s interest in the insurance and/or maintenance of the Premises checking the credit worthiness of the Tenant and the Guarantor or the disposal or subletting of the Premises or the Building of which the Premises form part or is necessary to conform with recognised industry practice in the management and letting of property.

11	VAT

All sums payable under this Lease subject to VAT are tax exclusive sums.

12	EXCLUSION OF SECTIONS 24-28 OF THE 1954 ACT

12.1	The Landlord and the Tenant agree to exclude the provisions of sections 24-28 (inclusive) of the 1954 Act in relation to the tenancy to be created by this Lease.

12.2	The Tenant confirms that before it entered into the tenancy created by this Lease:

(a)

the Landlord served on the Tenant a notice dated 12 January 2018 in relation to the tenancy created by this Lease (the “Notice”) in a form complying with the requirements of Schedule 1 to the Order; and

(b)

the Tenant, or a person duly authorised by the Tenant, in relation to the Notice made a statutory declaration (the “Declaration”) dated 17 January 2018 in a form complying with the requirements of Schedule 2 to the Order.

12.3	The Tenant confirms that, where the Declaration was made by a person other than the Tenant, the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.

12.4	The Landlord and the Tenant confirm that there is no agreement for lease to which this Lease gives effect.

13	ENERGY PERFORMANCE CERTIFICATE

The Tenant confirms that it has before the date of this Lease been provided with a copy of the Existing EPC.

14	CO-OPERATION

Without prejudice to any common law duty of co-operation the Landlord and the Tenant shall cooperate with each other by either party providing to the other whatever information each party reasonably requests relating to the energy and water consumption and waste management for or at the Premises.

15	DISPUTE RESOLUTION PROCEDURE

15.1	All Disputes shall be submitted to the Dispute Resolution Procedure.

15.2

The Expert shall be nominated by the parties jointly or in the absence of an agreed nomination shall be nominated by the president or other acting senior officer for the time being of the Royal Institution of Chartered Surveyors on the application of either party.

15.3	If the Expert refuses to act becomes incapable of acting or dies either party may require the appointment of a replacement Expert in the same manner as applied to the original appointment.

15.4	The Expert must act as an expert and not as an arbitrator and will be required to:

(a)

give notice to both parties allowing them to submit to him within such reasonable time as he stipulates representations on the relevant issue accompanied (if either of them wishes) by a statement of reasons and professional valuations or reports of which copies are supplied to the other party; and

(b)	permit each of the parties to make a submission in respect of the other’s reasons valuation and reports (if any) provided under paragraph 15.4(a) of this Schedule 5; but

(c)	neither party may without the consent of the other disclose to the Expert correspondence or other evidence to which the privilege of non-production (“without prejudice”) properly attaches,

but the Expert will not be bound by any such submission or representations and he may make his determination as he thinks fit.

15.5	The determination of the Expert will be final and binding on the parties except in the case of manifest error.

15.6

The fees and expenses of the Expert including the cost of his nomination must be borne either as to the whole or in proportions as the Expert determines (but in the absence of determination they must be borne equally) and each of the parties must bear its own costs with respect to the determination of the Dispute by the Expert.

15.7

Either party may pay such costs of the Dispute Resolution Procedure required to be paid by the other as have been determined by the Expert if they remain unpaid for more than 21 days after they have become due and then recover these and any incidental expenses incurred from the defaulting party on demand.

16	ROOF SPACE

The Landlord (acting reasonably) shall manage the allocation of the roof space over which the Tenant is granted rights under Part 2 of Schedule 1 taking into account its own requirements and the requirements of other tenants and occupiers of the Building.

17	GOVERNING LAW AND JURISDICTION

17.1	This Lease shall be governed by and interpreted in accordance with English law.

17.2	The courts of England have exclusive jurisdiction in relation to any disputes between the parties arising out of or related to this Lease.

SCHEDULE 6

Insurance Provisions

1	TENANT’S COVENANTS

Insurance rent

1.1	The Tenant covenants with the Landlord to pay a sum equal to:

(a)	the proportion the Landlord reasonably deems appropriate having regard to:

(i)	any alterations or additions to the Building or any change of use of any part of it; or

(ii)	information supplied to it by the Tenant pursuant to Schedule 3 paragraph 16.4,

of the cost the Landlord incurs in insuring against employer’s liability and public liability risks in respect of the Building and insuring the Building against the Insured Risks including:

(iii)	the preparation and settlement of any insurance claim;

(iv)	the cost of complying with any requirements of the insurer; and

(v)	valuation of the whole or any part of the Building (but not more than once in every three year period); and

(b)	the whole of the cost as the Landlord incurs in insuring against four years’ loss of the rent first reserved by this Lease and Service Charge arising from damage to the Building by any Insured Risks.

The insurance cover may include VAT and take due account of the effects of inflation and escalation of costs and the Landlord will be entitled to retain any commission paid to it.

Tenant’s insurance obligations

1.2	The Tenant covenants with the Landlord:

(a)	not to do or omit in or upon the Premises anything which may:

(i)

render the Landlord liable to pay in respect of the Premises and/or the Building more than the rate of premium it might expect to pay in the open market to insure premises of a similar nature let on a similar basis against the Insured Risks; or

(ii)	restrict or make void or voidable any policy for such insurance;

(b)

to pay to the Landlord within 14 days of written demand any increase in the rate of premium and all expenses incurred in connection with any renewal of such policy rendered necessary by a breach of paragraph 1.2(a) of this Schedule 6;

(c)	if:

(i)	any part of the Premises or of the Building is destroyed or damaged by any Insured Risk; and

(ii)

the insurance monies are wholly or partially irrecoverable by reason solely or in part of any act or default of the Tenant or any person deriving title under the Tenant or any of their respective agents employees or licensees; the Tenant must pay to the Landlord within 14 days of written demand a sum equal to the whole or a fair proportion (as the case may require) of the irrecoverable insurance monies;

(d)	not to insure the Premises against any of the Insured Risks;

(e)	upon becoming aware of the same to notify the Landlord promptly in writing of damage to the Premises by any Insured Risk;

(f)

in the event of damage to the Premises by any Insured Risk or Uninsured Risk rendering them unfit for occupation or use (if so reasonably required by the Landlord) at the cost of the Tenant to remove from the Premises all property belonging to the Tenant or to any third party promptly following such damage or to indemnify the Landlord against the cost of doing so;

(g)

in the event of damage to the Premises or the Building by any of the Insured Risks or Uninsured Risks to pay to the Landlord on demand a sum equal to the whole or proper proportion of any uninsured excess to which the insurance policy may be subject; and

(h)

not to leave the Premises continuously unoccupied for more than 21 days without notifying the Landlord and providing such caretaking or security arrangements as the Landlord’s insurers may require and/or the Landlord may reasonably require.

2	LANDLORD’S COVENANTS

To insure

(a)

To keep insured the Building against loss or damage by the Insured Risks with an insurer of repute subject to such exclusions conditions limitations and uninsured excesses as the insurer may reasonably apply and at reasonable commercial rates generally available in the London insurance market for a building of this type size and location in a sum equal to:

(i)

the full cost of reinstatement (taking into account any appropriate notification from the Tenant under Schedule 3 paragraph 16.4) including professional fees and the cost of removing all debris (excluding contents and stock debris) from the site of the Building, compliance with Local Authority requirements and other incidental expenses; and

(ii)	four years’ loss of the rent first reserved by this Lease and Service Charge.

(b)	The Landlord must in relation to the insurance provide to the Tenant on written request (but no more than once in any 12 month period) a summary of the main terms of the Landlord’s insurance cover.

To reinstate

(c) (i)

Subject to any necessary labour and materials being and remaining available and to obtaining all necessary permissions and consents necessary to enable the Landlord to reinstate the Building or the Premises (as appropriate) or the access thereto (the “Permissions”) which the Landlord must use reasonable endeavours to obtain as soon as possible to cause the insurance moneys received (except sums received for loss of rent first reserved and Service Charge) to be applied in clearing the site and reinstating the Building or a fair and reasonable proportion of those insurance moneys in relation to the Premises (as the case may be).

(ii)

Any reference to reinstating the Building or the Premises in paragraphs 2, 3, 4 and 5 of this Schedule 6 means that the Building or Premises are reinstated substantially as they were before the relevant damage or destruction (but not so as to provide accommodation identical in layout if it would not be sensibly practicable to do so).

(iii)

The Landlord’s obligation to reinstate under this paragraph shall cease if the insurance shall be rendered void by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents servants licensees or contractors save to the extent that the Tenant has complied with its obligations in paragraph 1.2(c) of this Schedule 6.

(iv)	The Landlord need not reinstate while prevented by any of the following:—

(1)	failure by the Landlord to obtain the Permissions despite using all reasonable endeavours;

(2)

the grant of any of the Permissions subject to a condition with which it would be unreasonable to expect the Landlord to comply or the planning or highway authority’s insistence that as a pre-condition to obtaining any of the Permissions the Landlord must enter into an agreement with the planning or highway authority that would contain a term with which it would be unreasonable to expect the Landlord to comply;

(3)	some defect in the site upon which the reinstatement is to take place so that it could not be undertaken or undertaken only at excessive cost;

(4)	war act of God government action strike lock-out or any other similar circumstances beyond the control of the Landlord,

AND in such circumstances any insurance money (save any sums attributable to tenant’s fixtures) will belong to the Landlord.

3	SUSPENSION OF RENT

3.1

If the Building or any part of it is so destroyed or damaged by an Insured Risk as to make the Premises or any part of them unfit for occupation access or use or inaccessible the yearly rent and the Service Charge or a fair proportion according to the nature and extent of the damage sustained will not be payable until the earlier of the date on which:

(a)	either the Building or the Premises (as appropriate) have been reinstated so as to make the Premises fit for occupation or use (excluding fitting out and replacement of contents) and accessible; or

(b)	the expiry of four years from the date of such damage,

(but this paragraph 3.1 of this Schedule 6 shall not apply to the extent that the Landlord’s insurance has been vitiated or payment of any policy moneys refused owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents employees licensees or contractors and/or the Tenant has not complied with its obligations in paragraph 1.2(c) of this Schedule 6).

3.2	If paragraph 3.1 of this Schedule 6 applies:

(a)	the Landlord must refund to the Tenant a due proportion of the yearly rent and the Service Charge paid in advance; and

(b)

on the date on which the Building is reinstated so as to make the Premises fit for occupation, use and accessible the Tenant must pay to the Landlord within 14 days of written demand the yearly rent for the period starting on the date they again become payable to but excluding the next quarter day.

4	OPTIONS TO TERMINATE

4.1

If the Building or a substantial part of it (whether including the Premises or not) is destroyed or damaged by an Insured Risk this Lease may be terminated by the Landlord giving to the Tenant (within 12 months after such destruction or damage) not less than six months’ notice.

4.2

If for any reason outside the Landlord’s control it proves impossible to commence rebuilding work within four years of the date of such damage or destruction the Landlord may by notice to the Tenant terminate this Lease and upon receipt by the Tenant of such notice the Term shall end.

4.3

If the Landlord has not completed the rebuilding work on site within three years and six months of the date of such damage or destruction so as to make the Premises fit for occupation or use (excluding fitting out and replacement of contents) and accessible then this Lease may be terminated by the Tenant giving to the Landlord six months’ notice and upon the expiry of such notice the Term shall end.

4.4

If this Lease is terminated pursuant to paragraph 4.1, 4.2 or 4.3 the Landlord will be entitled to retain the whole of the insurance moneys for its absolute use and benefit and termination of the Term shall be without prejudice to any claim by any party in respect of any antecedent breach of any obligations under this Lease.

5	UNINSURED RISKS

5.1	For the purpose of this paragraph 5 of this Schedule:

(a)	These provisions shall apply from the date on which any Insured Risk becomes an Uninsured Risk but only in relation to the Uninsured Risk.

(b)

References to an Insured Risk becoming an Uninsured Risk shall without limitation include the application by insurers of an exclusion condition or limitation to an Insured Risk to the extent to which such risk thereby is or becomes an Uninsured Risk.

(c)	The Landlord shall notify the Tenant in writing as soon as reasonably practicable after an Insured Risk becomes an Uninsured Risk.

5.2

If during the Term the Building or the Premises or a substantial part of them shall be damaged or destroyed by an Uninsured Risk so as to make the Premises or a substantial part of them unfit for occupation access or use or inaccessible:

(a)

the yearly rent and the Service Charge or a fair proportion according to the nature and extent of the damage sustained will not be payable from the date of damage or destruction until the earlier of the date on which

(i)	the Premises shall again be fit for occupation or use (excluding fitting out and replacement of contents) and made accessible; or

(ii)	this Lease shall be terminated in accordance with paragraph 5.2(b) and paragraph 5.5 of this Schedule 6;

(b)

the Landlord may within one year of the date of such damage or destruction serve notice on the Tenant confirming that it will reinstate the Building or the Premises or both of them as the case may be (a “Reinstatement Notice”) so that the Premises shall be fit for occupation or use and made accessible and if the Landlord fails to serve a Reinstatement Notice within twelve months from the date of damage or destruction the Lease will automatically end on the date one year after the date of such damage or destruction.

5.3

Paragraph 5.2 shall not apply if an Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, employees, licensees or contractors.

5.4

If the Landlord serves a Reinstatement Notice it shall use reasonable endeavours (subject to any necessary labour and materials being and remaining available and to obtaining all necessary permissions and consents necessary to enable the Landlord to reinstate the Building or the Premises (as appropriate) or the access thereto (the “Permissions”) which the Landlord must use reasonable endeavours to obtain as soon as possible) to reinstate the Building and/or the Premises (as the case may be) and or access thereto as soon as reasonably practicable.

5.5

If the Landlord shall have served a Reinstatement Notice and such reinstatement has not been completed by the date three years and six months from the date of the damage at any time after that date the Landlord or the Tenant may terminate this Lease by serving not less than six months’ notice on the other stating that it terminates this Lease and if by the end of such notice the Building or the Premises or both of them as the case may be have been reinstated so that the Premises are fit for occupation and use and are accessible the notice shall be void and this Lease shall continue in full force and effect.

5.6

Service of a Reinstatement Notice shall not oblige the Landlord to reinstate any alterations or additions not notified by the Tenant under Schedule 3 paragraph 16.4 to replace any Tenant’s fitting out works or property belonging to the Tenant or any third party.

SCHEDULE 7

Service Charge Provisions

Part 1

1	TENANT’S LIABILITY TO PAY SERVICE CHARGE

1.1	The Tenant must pay to the Landlord the Service Charge.

1.2

The Service Charge is such proportion of the Landlord’s Costs as the Landlord deems fair and attributable to the Premises in any Service Charge Period (as defined in paragraph 2.4 of this Schedule 7 Part 1) beginning or ending during the Term but without affecting the general operation of the Landlord’s discretion:

(a)	the proportion will be calculated primarily on a comparison of the Net Internal Area of the Premises with the aggregate Net Internal Area of the Lettable Areas; but

(b)

if the Landlord properly and reasonably considers that such comparison is inappropriate the Landlord may adopt such other method of calculation as is fair and reasonable in the circumstances (including if appropriate the attribution of all such expenditure to the Premises).

1.3

The Landlord’s Costs are the costs and expenses properly incurred by the Landlord of and incidental to the provision of the Services in or with respect to any Service Charge Period beginning or ending during the Term.

1.4	The Services are itemised in Parts 2 and 3 of this Schedule 7.

1.5	The Landlord’s Costs the Service Charge and the provision of the Services will be calculated and dealt with in accordance with this Schedule 7.

2	ADVANCE PAYMENTS ON PRELIMINARY BASIS

2.1	The Service Charge will be paid by advance payments on each of the Rent Days and by additional payments required under paragraphs 3 and 4 of this part of this Schedule 7.

2.2

The amount of each advance payment will be equal to the last advance payment or otherwise be the amount the Landlord determines as likely to be equal in the aggregate to the Service Charge for the relevant Service Charge Period.

2.3

The Landlord will endeavour at least one month before the relevant Service Charge Period both to provide the Tenant with an estimate of the likely service charge expenditure and to notify the Tenant of the amount of each advance payment for the relevant Service Charge Period.

2.4	“Service Charge Period” means the period of 12 months from 1 August to 31 July in each year (or such other appropriate period of more or less than 12 months as the Landlord reasonably determines).

2.5	The Service Charge is deemed to accrue on a day to day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to periods of other than one year.

3	LANDLORD’S COSTS ACCOUNTS AND SERVICE CHARGE ADJUSTMENTS

3.1

The Landlord will endeavour within four months after the end of each Service Charge Period to submit to the Tenant a statement duly certified by the Landlord the Landlord’s Surveyor or the Landlord’s managing agents (or audited by the Landlord’s auditors if the Landlord so decides) giving a proper summary of the Landlord’s Costs and the calculation of the Service Charge for the Service Charge Period just ended and the provisions in this Lease as to the giving of notices apply to the submission of the statement.

3.2

If the Service Charge as certified is less than the total of the advance payments (or the grossed up equivalent of such payments if made for any period of less than the Service Charge Period) then the Landlord will credit the balance against the next advance payment of Service Charge due from the Tenant or if the Term has ended will pay the balance due to the Tenant within 28 days after submission of the service charge statement to the Tenant.

3.3

If the Service Charge as certified is more than the total of the advance payments (or the grossed- up equivalent of such payments if made for any period of less than the Service Charge Period) then the Tenant will pay any sum due to the Landlord by way of adjustment within 14 days after the receipt of the Service Charge statement.

3.4	The Landlord shall permit the Tenant to inspect the vouchers and receipts for items included in the summary at paragraphs 3.1 of this Schedule 7 Part 1.

3.5	The provisions of this paragraph 3 will continue to apply after the expiry or earlier determination of this Lease in respect of any Service Charge Period then current.

3.6

Within 28 days after submission of a certified statement under paragraph 3.1 (time being of the essence) the Tenant may challenge it on the ground that it contains errors or is otherwise incorrectly drawn by giving to the Landlord notice to that effect but only if it has first made payment of the full amount due from the Tenant as shown on the statement and if so:

(a)	both parties must use reasonable endeavours to resolve the relevant issue but if they cannot do so:

(i)	the Dispute shall be referred to the Dispute Resolution Procedure;

(ii)

any adjustments to the statement required to be made in consequence of the determination of the Expert must be made and any sum due to or payable by the Landlord must immediately (within 14 days of written demand in the case of any sum due to the Landlord) be paid or allowed as appropriate; and

(iii)

Base Rate Interest must be paid or allowed in respect of the period during which the relevant amount has been underpaid or overpaid, but if not the Tenant’s right of challenge to that certified statement shall lapse.

4	EXCEPTIONAL EXPENDITURE

4.1

If the Landlord is required to incur or actually incurs heavy or exceptional expenditure which forms part of the Landlord’s Costs the Landlord will be entitled to recover from the Tenant the Service Charge in respect of the whole of that expenditure on the quarter day next following.

4.2

If funds collected by advance payments are insufficient to meet an immediate liability (and there is no reserve fund available to be applied to meet it) and the cause of the insufficiency is not vacancy of any Lettable Areas the Landlord may advance moneys (or borrow moneys for the purpose from reputable banks) at commercially competitive rates of interest and interest payable on the advance or the borrowing will form part of the Landlord’s Costs.

4.3	If the Landlord carries out major works of repair maintenance and decoration or replaces major items of plant or machinery it may:

(a)	apportion the relevant expenditure over more than one Service Charge Period and

(b)	include in the Landlord’s Costs interest at a commercially competitive rate on the part of the expenditure to be recovered in later Service Charge Periods.

5	LANDLORD’S PROTECTION PROVISIONS

5.1	The Tenant may not object to the Landlord’s Costs or otherwise on any of the following grounds:

(a)

the inclusion in a subsequent Service Charge Period of any item of expenditure or liability omitted from the Landlord’s Costs for any earlier Service Charge Period so long as the Landlord has acted in good faith;

(b)	an item of Landlord’s Costs included at a proper cost might have been provided or performed at a lower cost;

(c)

disagreement with any estimate of future expenditure for which the Landlord requires to make provision so long as the Landlord has acted reasonably and in good faith and in the absence of manifest error;

(d)	the manner in which the Landlord exercises its discretion in providing Services so long as the Landlord acts in good faith and in accordance with the principles of good estate management;

(e)	the employment of a Group Company to carry out and provide on the Landlord’s behalf any of the Services;

(f)	the employment of managing agents to carrying out and provide on the Landlord’s behalf any of the Services; or

(g)

the benefit of a service provided by the Landlord will be enjoyed substantially at a time after the expiry of the Lease if the service is provided by the Landlord in good faith and it is generally of benefit to the tenants and occupiers of the Building as a class.

5.2	This Schedule does not impose on the Landlord any obligation to make good damage caused by an Insured Risk.

6	VACANT PARTS OF THE BUILDING AND ACTIONS BY THE LANDLORD

6.1

The Service Charge will not be increased or altered because any Lettable Areas are vacant or occupied by the Landlord or any occupier of another part of the Building defaults in payment of his proportion of the Landlord’s Costs.

6.2	Subject to paragraph 6.1 it is the intention that the Landlord should recover the whole of the Landlord’s Costs from the Tenant and other occupiers of the Building.

6.3

If the Landlord recovers moneys in exercise of its powers referred to in paragraph 2.2(a) of Part 3 of this Schedule representing expenditure which has been or which would otherwise be included in the Landlord’s Costs the Landlord will set off or credit them against the Landlord’s Costs accordingly.

7	MANAGEMENT CHARGES

7.1	The Landlord will be entitled to include in the Landlord’s Costs:

(a)

a fee for the provision of Services (including the fees for employing managing agents and/or a Group Company for the carrying out and provision of Services but excluding any charge for rent collection); and

(b)	any cost of the accountants, auditors or surveyors for auditing or certifying the Landlord’s Costs or providing other similar services in connection with the Landlord’s Costs.

7.2	In providing any of the Services the Landlord shall be entitled at its discretion to:

(a)	employ agents contractors and such other persons as it may think fit; and

(b)	delegate its duties and powers to them and their fees and expenses including any VAT payable shall form part of the Landlord’s Costs.

8	UNINSURED RISKS

The Landlord shall only be entitled to include within the Service Charge any costs which the Landlord incurs in reinstating any damage or destruction caused by an Uninsured Risk to the Premises if:

(a)

the Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents employees licensees or contractors; or

(b)	such damage or destruction does not make the Building or the Premises or a substantial part of them unfit for occupation or use or inaccessible.

9	TENANT PROTECTION PROVISIONS

9.1	The following liabilities and expenses are to be excluded from the items comprising the Landlord’s Costs:

(a)

initial costs (including leasing of initial equipment) incurred in relation to the original design and construction of the Building (or redevelopment thereof prior to the date of this Lease) and the original plant and equipment serving or used in the Building;

(b)

costs attributable to the initial establishment of services to the Building that are reasonably to be considered part of the original development or redevelopment costs of the Building prior to the date of this Lease;

(c)	costs incurred in relation to the initial promotional launch of the Building;

(d)	costs of administering applications for consent to assign sublet or alter by tenants or occupiers of the Building;

(e)

costs for which the Tenant or other tenants or occupiers of the Building are individually responsible under the terms of their tenancy (or other arrangement by which they use or occupy the Building) and relate to matters they exclusively enjoy;

(f)	costs arising from any damage or destruction to the Building caused by an Insured Risk;

(g)	capital costs of the construction, redevelopment or extension of the Building;

(h)

costs of upgrading, innovation or improvement resulting from any repair, maintenance, reinstatement, rebuilding or replacement that do not benefit the Tenant, but this will not prevent the Landlord from including costs within the Landlord’s Costs where they arise:

(i)	from advances in technology or quality or specification from that which was previously there;

(ii)	where replacement or renewal is reasonable and cost-effective and will reduce operating costs for the benefit of the tenants of the Lettable Areas or improve the Environmental Rating of the Building;

(iii)	from a requirement of the insurers or a requirement of any act of Parliament and any delegated law made under it;

(i)	costs of any unlet Lettable Area;

(j)	costs incurred in respect of the collection of rents;

(k)	costs incurred in dealing with any lettings or rent reviews at the Building; and

(l)	costs due from another tenant of the Building that are not recovered.

10	THE LANDLORD’S OBLIGATION TO PROVIDE SERVICES

10.1	Subject to the following provisions of this paragraph 10 the Landlord acting reasonably:

(a)	will use reasonable endeavours to provide the Services itemised in Part 2 of this Schedule in an efficient manner; and

(b)	may provide the Services itemised in Part 3 of this Schedule.

10.2	The Landlord will not be liable to the Tenant for failure to provide any Services:

(a)	to the extent that the Landlord is prevented from doing so by Insured Risks, Uninsured Risks and other causes beyond the Landlord’s reasonable control;

(b)	unless the Landlord has had written notice of and a reasonable period in which to remedy the failure; or

(c)

for any consequential economic or financial loss or damage or loss to property (save to the extent the Landlord has insured the loss) arising or resulting from or alleging to arise or result from any failure or alleged failure by the Landlord to perform the Services, provided that the Landlord shall use reasonable endeavours to restore any services as soon as reasonably practicable.

10.3	The Landlord will not be liable to the Tenant for any loss damage or inconvenience which may be caused because of:

(a)	temporary interruption of Services during periods of inspection maintenance repair and renewal or during the course of building works;

(b)	the breakdown failure stoppage leaking bursting or defect of any Excluded Plant or of the Common Media or neighbouring property;

(c)	any act, omission or negligence of any contractor, attendant or person undertaking the Services;

(d)	any failure or delay in repair unless the Landlord has had notice of the same and reasonable time to investigate the matter and arrange for repair,

provided that the Landlord shall use reasonable endeavours to restore any services as soon as reasonably practicable and further provided that in any event, the Tenant will not be held liable to the Landlord for any loss or damage (including to the Premises) caused by any act, omission or negligence of any contractor, attendant or person engaged by the Landlord to undertake the Services.

10.4

The Landlord may vary extend alter or add (acting reasonably) to the Services in Part 3 of this Schedule if it considers that the interests of the occupiers of the Building as a class will be better served the amenities in the Building improved and/or the management of the Building more efficiently conducted.

10.5	The Landlord may not be required by the Tenant to provide the Services referred to in paragraphs 3 and 4 of Part 2 of this Schedule 7 outside normal office hours.

10.6	The Landlord will not be concerned in the administration and collection of or accounting for the Service Charge on an assignment of this Lease and accordingly the Landlord:

(a)	will not be required to make any apportionment relative to the assignment; and

(b)

may deal exclusively with the Tenant in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with Schedule 3 paragraph 24).

10.7

Where the Landlord (acting reasonably and having regard to the principles of good estate management) considers that it is prudent to pursue legal action against a third party having regard to the time and cost which this would be likely to involve when considered against the likelihood of recovery of damages or costs and the likely amount of damages or costs which would in the event of recovery be recovered, it shall use reasonable endeavours to enforce any claim, and take any proceedings against, any contractor, consultant, engineer, surveyor or any other professional or third party employed or engaged in connection with:

(a)	the construction, refurbishment, and/or repair of the Common Parts; or

(b)	the provision of the Services; or

(c)	any service contract, warranty or guarantee relating to the Common Parts or the provision of the Services,

and credit any net sums which it receives (including any sums received in respect of the Premises) to the Service Charge account after having first deducted any proper costs and expenses incurred by or on behalf of the Landlord or other relevant party in pursuing such claim or proceedings to the extent not recovered as part of the service charge payable by tenants and other occupiers of the Building provided that any such action shall only be taken where:

(i)	the cost of remedying the relevant defect has not or will not be recovered by the Landlord under any policy of insurance;

(ii)	save where the Tenant has agreed to pay such costs, the costs of such enforcement or redress can properly be recovered through the Service Charge regime for the Building; and

(iii)	the Landlord shall have obtained the Landlord’s or other insurers’ consent to any such action where the same is required under the relevant insurance policy.

Part 2

Mandatory Services and heads of charge

1	COMMON PARTS

1.1	Cleaning lighting and maintenance of the Common Parts.

1.2	Payment of any Outgoings in respect of the Common Parts.

1.3	Keeping the Common Parts clear of all rubbish.

1.4	Cleaning and clearing of Conducting Media.

1.5

Cleaning of all windows which do not form part of any Lettable Area and the external faces of all windows which although forming part of a Lettable Area give on to the Common Parts or form part of the exterior of the Building.

1.6	Operating a staffed reception desk in the entrance lobby of the Building during the Reception Hours.

2	REPAIRS

2.1

Repair decoration inspection maintenance renewal replacement resurfacing washing down cleaning and upkeep of the Main Structure including the Excluded Plant (without prejudice to the Tenant’s responsibility for maintaining doors and windows) and the Common Parts, the Conducting Media, Common Media and other common service facilities and of plant equipment and tools and utensils serving or used in the Building.

2.2

Cleaning lighting repairing renewing replacing decorating maintaining and rebuilding any fences party walls party structures entrance ways stairs and passages and service areas and Conducting Media and any other items which are or may be used or enjoyed in common with neighbouring properties (whether the relevant costs and expenses are incurred by the Landlord or it is required to make a contribution to those incurred by the owners and occupiers of neighbouring properties or by a competent authority).

3	HEATING AIR-CONDITIONING AND VENTILATION AND WATER

3.1	Heating the Building as may be appropriate in the prevailing climatic conditions and air- conditioning and ventilation and providing hot water to the hot water taps in the Building.

3.2	Providing cold water to the cold water taps in the Building.

3.3

Repair, maintenance, inspection, renewal and replacement of all plant and equipment required for or in connection with the working and operation of heating air-conditioning and ventilation and hot and cold water.

4	LIFTS

4.1	Operation of a lift service in the Building.

4.2	Repair maintenance renewal and replacement of the lifts and of all plant and equipment for or in connection with the working and operation of the lifts.

5	INSURANCES

Engineering insurances for lifts boilers air conditioning plant lightning conductor equipment and all other electrical or mechanical equipment and apparatus in the Building save to the extent that the Tenant or any other tenant is responsible for effecting such insurance.

6	STATUTORY REQUIREMENTS

Compliance with the requirements of any statute or any government department local authority other public or competent authority or court of competent jurisdiction and of the insurers in relation to the use occupation and enjoyment of the Building which for the avoidance of doubt shall include the procurement of EPCs and any other form of energy or environmental certification required from time to time where such costs are not already paid for by a Tenant of a Lettable Area in accordance with the terms of this Lease.

Part 3

Non-mandatory Services and heads of charge

1	ENERGY EFFICIENCY

1.1	Carrying out any works to improve the Environmental Rating waste efficiency or water and waste water efficiency of the Common Parts.

1.2	Energy Costs in relation to the Common Parts or in relation to the provision of the Services.

2	LEGAL PROCEDURES

2.1	Making reasonable and proper representations against or contesting the provisions of any notice direction order certificate assessment or proposal affecting the whole or any part of the Building.

2.2	The proper costs of pursuing and enforcing any claim and taking or defending any proceedings:

(a)	against any third party or parties employed in the construction refurbishment and/or repair of the Building or for the remedy of a defect or otherwise and

(b)	to establish preserve or defend any rights amenities or facilities used or enjoyed by the occupiers of the Building or any part of it.

3	EMPLOYEES

3.1

Employment of a housekeeper facilities manager porter caretaker cleaning staff gardener or other staff for the maintenance and upkeep of and the provision of services and security in the Building including (without limitation upon the general operation of this paragraph) National Insurance and pension contributions of such employees.

3.2	Provision of uniforms overalls and protective clothing for such employees or other staff required in connection with their duties.

4	COMMON PARTS

4.1	Provision of and repair maintenance inspection renewal and replacement of directional and other informative notices in the Common Parts.

4.2	Furnishing carpeting equipping and ornamentation of the Common Parts.

4.3	Landscaping planting and replanting and the maintenance and upkeep of the Common Parts and of garden grassed areas and flagpoles on or within the Building.

5	MANAGEMENT PREMISES

5.1	Operating costs of Management Premises.

5.2	Payment of all Outgoings in respect of Management Premises.

5.3	Payment of any rent service charge or other costs payable by the Landlord or any deemed rents in relation to the Management Premises.

5.4	Provision maintenance inspection repair and replacement of equipment tools and utensils for the efficient management of the Services.

6	REFUSE COLLECTION

Provision of refuse and/or recycling facilities and refuse collection services.

7	FIRE FIGHTING EQUIPMENT SECURITY AND PUBLIC ADDRESS

7.1	Maintenance inspection repair and replacement of fire alarms and sprinkler systems.

7.2

Provision operation maintenance inspection repair and replacement of ancillary fire prevention apparatus fire fighting equipment telephone and public address systems and the closed circuit television and intruder alarm systems.

7.3	Security arrangements for the safety of occupiers and users of the Building and their property kept in the Building.

7.4	Engagement of security officers and security services.

8	INSURANCES

Such additional insurances (other than as referred to in paragraph 5 of Part 2 of this Schedule or in Schedule 6) as the Landlord reasonably effects in respect of or incidental to the Building its operation and management.

9	AMENITIES IN COMMON PARTS

Running in the Common Parts such amenities as the Landlord may reasonably determine are for the benefit of the occupiers of the Building.

10	PEST CONTROL

Provision of pest and infection control.

11	OTHER CHARGES

All other charges assessments and expenses (if any) reasonably incurred or paid by the Landlord or on its behalf in connection with the operation or maintenance or proper and convenient management of the Building.

12	ENFORCING CLAIMS

If required pursuant to paragraph 10.7 of Part 1 of Schedule 7, the proper costs of pursuing and enforcing any claim, and taking or defending any proceedings (such proper costs reasonably and fairly attributable to the Premises only) which the Landlord may in its discretion make, take or defend:

(a)

against contractors, consultants, architects, consulting engineers and surveyors and any other professionals employed or engaged in connection with the construction and/or refurbishment and/or repair of the Building and/or the Premises or any other third party, for the remedy of a defect, repairs in or to the Building or otherwise for which they or any of them may be liable; and

(b)

for the purpose of establishing, preserving or defencing any rights, amenities or facilities used or enjoyed by the tenants and occupiers of the Building or any part of it or to which they may be entitled.

SCHEDULE 8

Guarantee

Part 1

Covenants by the Guarantor

1.	The Guarantor (if any) in consideration of the grant of this Lease (or the agreement to the assignment of this Lease as appropriate) covenants and guarantees with and to the Landlord that:

(a)	the Tenant will punctually pay the rents and perform and observe the covenants and other terms of this Lease;

(b)

if the Tenant defaults in so doing the Guarantor will pay the rents and perform or observe the covenants or terms in respect of which the Tenant is in default and on demand indemnify the Landlord against all liability arising or incurred by the Landlord as a result of default notwithstanding:

(i)

any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this Lease;

(ii)	that the terms of this Lease may have been varied by agreement between the parties (but subject to section 18 of the Landlord and Tenant (Covenants) Act 1995);

(iii)

that the Tenant has surrendered part of the Premises (when the liability of the Guarantor will continue in respect of the part not surrendered after making any necessary apportionments under section 140 of the Law of Property Act 1925);

(iv)	any refusal by the Landlord to accept payment of the Rent in order to avoid waiving a breach of the Tenant’s covenants;

(v)	any Trigger Event;

(vi)	any other act or thing by which but for this provision the Guarantor would have been released;

(vii)	any legal limitations, immunity, disability, incapability or other circumstances relating to the Tenant, whether or not known to the Landlord; or

(viii)	the invalidity or unenforceability of any of the Tenant’s covenants in this Lease or under any Authorised Guarantee Agreement.

2.

It is hereby agreed that if any payment is made under the terms of this guarantee and the Guarantor is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Guarantor shall not exercise any such rights against the Tenant.

3.

This guarantee takes effect immediately on the grant (or the assignment as appropriate) of the lease to the Tenant and is to remain in force until the Tenant is released by law from liability under this Lease.

4.

The Guarantor also covenants with the Landlord that if a Trigger Event occurs (where the Trigger Event is a Termination Trigger Event) the Landlord may within 12 months after the Trigger Event by notice (or where the Trigger Event is an Other Trigger Event at any time) require the Guarantor to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term at the same rent and subject to the same terms as in this Lease immediately before the date of such

Trigger Event the new lease and the rights and liabilities under it to take effect from the date of such Trigger Event and the Guarantor will pay the costs incurred by the Landlord in connection with the new lease and the Guarantor will accept and complete the new lease. If there is more than one Guarantor, the Landlord may require one or more of them to accept a new lease.

5.

If a Trigger Event occurs and the Landlord does not require the Guarantor to accept a new lease as above the Guarantor will pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises less any expenditure incurred by the Landlord in connection with the Premises and the rents which would have been payable under the lease but for such Trigger Event in both cases for the period commencing with the date of such Trigger Event and ending on whichever is the earlier of the following dates:

(a)	where the Trigger Event was a Termination Trigger Event, six months from and including the Termination Trigger Event or, if earlier, the date on which the Landlord re-let the Premises; or

(b)	where the Trigger Event was an Other Trigger Event, when the Tenant is released from the covenants on the part of the Tenant pursuant to the Landlord and Tenant (Covenants) Act 1995.

Part 2

Exclusion of Sections 24-28 of the 1954 Act

1.	The Landlord and the Guarantor agree to exclude the provisions of sections 24-28 (inclusive) of the 1954 Act in relation to the tenancy to be created by the new lease.

2.	The Guarantor confirms that before it became contractually bound to enter into the new lease:

(a)	the Landlord served on the Guarantor a notice dated in relation to the tenancy created by the new lease (the “Notice”) in a form complying with the requirements of Schedule 2 of the Order.

(b)

the Guarantor, or a person duly authorised by the Guarantor, in relation to the Notice made a statutory declaration (the “Declaration”) dated                in a form complying with the requirements of Schedule 2 of the Order.

3.	The Guarantor confirms that, where the Declaration was made by a person other than the Guarantor, the declarant was duly authorised by the Guarantor to make the Declaration on Guarantor’s behalf.

Part 3

Further Covenants by Guarantor

1.

The Guarantor in consideration of the agreement to the assignment of this Lease covenants and guarantees with the Landlord that the Tenant will observe and perform its obligations under the Authorised Guarantee Agreement entered into by the Tenant pursuant to the terms of this Lease.

2.	The Guarantor shall not:

(a)	seek to recover any sums from the Tenant; or

(b)	exercise any rights over the Tenant in respect of sums owed to the Guarantor; or

(c)	accept any money or other property from the Tenant,

until the obligations guaranteed and indemnified pursuant to this Schedule have been discharged or performed in full.

3.	The Guarantor shall not claim as a creditor in competition with the Landlord in relation to an Insolvency Event of the Tenant.

4.	The Guarantor shall, at the request of the Landlord, join in any document that may be entered into by the Tenant in connection with this Lease or an Authorised Guarantee Agreement.

SCHEDULE 9

Category A Specification

EXECUTED as a DEED on behalf of	)
NEW CONNECT INVESTMENTS LIMITED	)
a company incorporated in	)
BRITISH VIRGIN ISLANDS	)	/s/ Raymond Chun Wai Kwok
by Raymond Chun Wai Kwok	)	authorised signatory
and Connie Ngan Ying Lo	) ) )
being persons who, in accordance with	)	/s/ Connie Ngan Ying Lo
the laws of that territory, are acting	)	authorised signatory
under the authority of the company	)

EXECUTED as a DEED by	)
ORCHARD THERAPEUTICS LIMITED	)
by a director in the presence of:	)
	)	/s/ Mark Rothera, CEO
	)	Director
Witness Signature /s/ Gian Maria	)
Witness Name: Gian Maria	) )
Witness Address 4 Thirlmererise	) )
Bromley	)
BR1 4HY